Exhibit 1.1

AGREEMENT AND PLAN OF MERGER, REORGANIZATION AND CONSOLIDATION

among

NOBLE CORPORATION,
a company organized under the laws of the Cayman Islands,

NOBLE CORPORATION,
a Swiss corporation,

and

NOBLE CAYMAN ACQUISITION LTD.,
a company organized under the laws of the Cayman Islands

Dated as of December 19, 2008

AGREEMENT AND PLAN OF MERGER,
REORGANIZATION AND CONSOLIDATION

AGREEMENT AND PLAN OF MERGER, REORGANIZATION AND CONSOLIDATION (this “Agreement”) dated as of December 19, 2008 among Noble Corporation, a company organized under the laws of the Cayman Islands (“Noble-Cayman”), Noble Corporation, a Swiss corporation and a direct, wholly-owned subsidiary of Noble-Cayman (“Noble-Switzerland”), and Noble Cayman Acquisition Ltd., a company organized under the laws of the Cayman Islands and a direct, wholly-owned subsidiary of Noble-Switzerland (“merger sub”).

R E C I T A L S

WHEREAS, the Boards of Directors of each of Noble-Cayman, Noble-Switzerland and merger sub have determined that it is in the best interests of their respective members and shareholders, as applicable, to enter into a merger, reorganization and consolidation transaction (the “Transaction”) by way of schemes of arrangement under Section 86 of the Companies Law (2007 Revision) of the Cayman Islands (the “Companies Law”) whereby the corporate structure of Noble-Cayman and its subsidiary companies will be reorganized such that Noble-Switzerland will become the parent holding company of Noble-Cayman as a result of (i) the merger of merger sub with and into Noble-Cayman, with Noble-Cayman as the surviving company, and (ii) upon a capital increase of Noble-Switzerland, the issuance of shares of Noble-Switzerland to the holders of Noble-Cayman ordinary shares outstanding immediately prior to the Effective Time (as defined below);

WHEREAS, the Boards of Directors of each of Noble-Cayman, Noble-Switzerland and merger sub have approved the Transaction, upon the terms and subject to the conditions set forth in this Agreement, whereby each outstanding ordinary share, par value $0.10 per share, of Noble-Cayman (a “Noble-Cayman Share”), effectively will be exchanged (the “Exchange”) for one registered share of Noble-Switzerland, each at Par Value (as defined below) (a “Noble-Switzerland Share”);

WHEREAS, the Transaction requires the affirmative vote of a majority in number of the holders of Noble-Cayman Shares present and voting on the proposal, whether in person or by proxy, representing 75% or more in value of the Noble-Cayman Shares present and voting on the proposal, whether in person or by proxy; and

WHEREAS, the Exchange is intended to qualify as an exchange under Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “U.S. Treasury Regulations”), and as an exchange made in pursuance of a plan of reorganization, within the meaning of Section 368(a) of the Code and related U.S. Treasury Regulations, and this Agreement is intended to constitute a plan of reorganization within the meaning of Section 368 of the Code and related U.S. Treasury Regulations;

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE TRANSACTION BY WAY OF SCHEMES OF ARRANGEMENT

Section 1.1 The Transaction. In the Transaction, as a result of the operation of the Companies Law and the schemes of arrangement described in Section 1.2, and simultaneously at the Effective Time, all of the assets, undertakings and liabilities of merger sub will, in accordance with Section 87 of the Companies Law, become the assets, undertakings and liabilities of Noble-Cayman, and merger sub will cease its separate legal existence for all purposes. Noble-Cayman shall be the surviving entity following the Transaction (sometimes hereinafter referred to as the “Surviving Entity”), becoming a direct, wholly-owned subsidiary of Noble-Switzerland.

Section 1.2 Schemes of Arrangement; Effective Time. As soon as practicable after the date hereof and in accordance with this Agreement, Noble-Cayman and merger sub will (i) issue petitions seeking the sanction of the Transaction and cause applications to be made to the Grand Court of the Cayman Islands (the “Court”) requesting the Court to summon such meetings of the holders of the Noble-Cayman Shares and the holder of the ordinary shares of merger sub as the Court may direct and (ii) convene such meetings to obtain the approval required under Section 86(2) of the Companies Law and, subject to such approval being obtained, (A) seek the sanction of the Transaction pursuant to Section 86 of the Companies Law on the hearing of the petitions and (B) file such other documents as are required to be duly filed with the Court to effect the Transaction. As soon as practicable after the date of this Agreement and in accordance with this Agreement, Noble-Cayman and merger sub will take any and all actions necessary to effect the Transaction. Noble-Switzerland shall undertake to the Court that, at or promptly after the Effective Time, it shall issue, subject to the provisions of this Agreement, the Noble-Switzerland Shares pursuant to Section 3.1(b). As soon as practicable following the satisfaction or waiver (subject to applicable laws) of the conditions set forth in this Agreement (other than conditions that by their nature can be satisfied only at the Effective Time, as defined below, but subject to the satisfaction or waiver of these conditions), if this Agreement is not terminated prior thereto as provided in Section 6.1, Noble-Cayman and merger sub shall cause the orders of the Court sanctioning the Transaction pursuant to Section 86 of the Companies Law and making such facilitating orders as are appropriate pursuant to Section 87(2) of the Companies Law (the “Court Orders”) to be filed with the Registrar of Companies of the Cayman Islands. The Transaction shall become effective at the time of the filing of the Court Orders (the “Effective Time”).

ARTICLE II

CHARTER DOCUMENTS,
DIRECTORS AND OFFICERS OF
THE SURVIVING ENTITY AND NOBLE-SWITZERLAND

Section 2.1 Memorandum of Association of Surviving Entity. The Memorandum of Association of the Surviving Entity as of the Effective Time shall be substantially in the form of the Memorandum of Association of merger sub as of the date of this Agreement; provided, that the Memorandum of Association may be amended as appropriate to permit the required issuance of Noble-Cayman Shares in the Transaction.

Section 2.2 Articles of Association of Surviving Entity. The Articles of Association of the Surviving Entity as of the Effective Time shall be substantially in the form of the Articles of Association of merger sub as of the date of this Agreement.

Section 2.3 Directors of Surviving Entity. Each director of Noble-Cayman immediately prior to the Effective Time shall be a director of the Surviving Entity from and after the Effective Time, until the earlier of his death, resignation or removal or until his successor is duly elected and qualified, as the case may be.

Section 2.4 Officers of Surviving Entity. The officers of Noble-Cayman immediately prior to the Effective Time shall be the officers of the Surviving Entity from and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.5 Articles of Association of Noble-Switzerland. Prior to the Effective Time, the Articles of Association of Noble-Switzerland shall be amended and restated substantially in the form set forth in Exhibit A attached hereto.

Section 2.6 By-Laws of Noble-Switzerland. Prior to the Effective Time, the By-Laws of Noble-Switzerland shall be substantially in the form set forth in Exhibit B attached hereto.

Section 2.7 Directors of Noble-Switzerland. Each director of Noble-Cayman immediately prior to the Effective Time shall be a director of Noble-Switzerland from and after the Effective Time, with each such person being allocated to one of the three classes into which the Board of Directors of Noble-Switzerland is divided in accordance with Noble-Switzerland’s Articles of Association so that the membership of such classes corresponds with the membership of the classes into which the Board of Directors of Noble-Cayman was divided in accordance with Noble-Cayman’s Articles of Association, until the earlier of his death, resignation or removal or until his successor is duly elected and qualified, as the case may be.

Section 2.8 Officers of Noble-Switzerland. The officers of Noble-Cayman immediately prior to the Effective Time shall be the officers of Noble-Switzerland from and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

EXCHANGE AND ISSUANCE OF SHARES

Section 3.1 Exchange of Shares and Issuance of Shares in the Transaction.

(a) At the Effective Time, by virtue of the Transaction, each holder of Noble-Cayman Shares outstanding immediately prior to the Effective Time shall have the right to receive one validly issued, fully paid and non-assessable (i.e., fully paid-up) Noble-Switzerland Share in exchange for each Noble-Cayman Share. Each such Noble-Cayman Share shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of Noble-Cayman Shares shall thereafter cease to have any rights with respect to such Noble-Cayman Shares, except the right to receive, without interest, (i) Noble-Switzerland Shares in accordance with this Section 3.1 and (ii) any dividends or other distributions on Noble-Cayman Shares with a record date prior to the Effective Time that remain unpaid at the Effective Time, it being agreed that Noble-Cayman shall remain obligated to make any such dividend payment or other distribution.

(b) At the Effective Time, upon cancellation of the Noble-Cayman Shares in accordance with Section 3.1(a), Noble-Cayman shall issue, through an exchange agent, to Noble-Switzerland as a contribution in kind to the capital increase of Noble-Switzerland validly issued, fully paid and non-assessable ordinary shares, par value $0.10 per share, of Noble-Cayman with the rights set out in the Memorandum of Association and the Articles of Association of the Surviving Entity, respectively, in a number equal to the number of Noble-Cayman Shares outstanding immediately prior to the Effective Time (the “New Noble-Cayman Shares”), and Noble-Switzerland shall, promptly after the Effective Time, issue, through the exchange agent, against such contribution in kind validly issued, fully paid and non-assessable (i.e., fully paid-up) Noble-Switzerland Shares, whereby:

(i) a number of Noble-Switzerland Shares shall be issued, through the exchange agent, to the holders of Noble-Cayman Shares outstanding immediately prior to the Effective Time such that each such outstanding Noble-Cayman Share will be exchanged for one Noble-Switzerland Share; and

(ii) 15 million Noble-Switzerland Shares shall be issued, through the exchange agent, to Noble-Cayman for future use to satisfy obligations to deliver Noble-Switzerland Shares in connection with Awards (as defined below) granted under the Stock Plans (as defined below) and other general corporate purposes, and the holders of Noble-Cayman Shares outstanding immediately prior to the Effective Time shall waive all claims and rights they may have with respect to such shares and authorize the exchange agent to contribute such shares to Noble-Cayman.

The Noble-Switzerland Shares will be issued in uncertificated book-entry form. The exchange of the New Noble-Cayman Shares for the Noble-Switzerland Shares as set forth in this Section 3.1(b) shall be made in the context of a capital increase of Noble-Switzerland in accordance with a contribution in kind agreement in a form mutually agreed upon by Noble-Cayman and Noble-Switzerland. In connection with the Transaction, the 10,000,000 shares of Noble-Switzerland, par value 0.01 Swiss francs per share, outstanding immediately prior to the Transaction and owned by Noble-Cayman, will be consolidated into a number of Noble-Switzerland Shares (rounding down to the nearest whole number) equal to 100,000 Swiss francs divided by the Par Value (as defined below), and remain outstanding and owned by Noble-Cayman after the completion of the Transaction.

(c) At the Effective Time, by virtue of the Transaction, all options or awards issued, or benefits available or based on, Noble-Cayman Shares then outstanding (individually, an “Award” and collectively, the “Awards”) under the plans listed on Exhibit C attached hereto (collectively, the “Stock Plans”) shall remain outstanding and, after the Effective Time, be deemed to provide for the issuance or purchase of, or otherwise relate to, the Noble-Switzerland Shares. Each Award that is a stock option shall be assumed by Noble-Switzerland in such a manner that Noble-Switzerland would be a corporation “assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code, were Section 424 of the Code applicable to such Award, without regard to the requirements of Treasury Regulation Section 1.424-1(a)(5)(iii). Each Award assumed by Noble-Switzerland shall be exercisable, issuable or available upon the same terms and conditions as under the applicable Stock Plan and the applicable award agreement issued thereunder, except that upon the exercise, issuance or availability of such Awards, Noble-Switzerland Shares shall be issuable or available in lieu of Noble-Cayman Shares. The number of Noble-Switzerland Shares issuable or available upon the exercise or issuance of an Award immediately after the Effective Time and, if applicable, the exercise price of each such Award, shall be the same number of shares and the exercise price as in effect immediately prior to the Effective Time. All Awards issued pursuant to the Stock Plans after the Effective Time shall entitle the holder thereof to purchase or receive Noble-Switzerland Shares in accordance with the terms of the Stock Plans.

(d) At or after the Effective Time, Noble-Cayman shall pay from funds on hand any dividends or other distributions with a record date prior to the Effective Time that may have been declared or made by Noble-Cayman on the Noble-Cayman Shares that remain unpaid at the Effective Time, and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of Noble-Cayman of the Noble-Cayman Shares that were outstanding immediately prior to the Effective Time.

(e) At the Effective Time, each ordinary share, par value $1.00 per share, of merger sub outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist.

(f) At the Effective Time, the par value per Noble-Switzerland Share (the “Par Value”) shall be the lesser of (i) 5.00 Swiss francs and (ii) 30 percent of the fair market value of a Noble-Cayman Share calculated on the basis of the closing price of such a share on the New York Stock Exchange on the date that the Transaction becomes effective plus a share premium, the final amount of which, if any, will be determined on the date of the consummation of the Transaction based on a number of factors, including the volatility and price of the Noble-Cayman Shares, and must be confirmed by a statutory auditor, converted into Swiss francs at the then existing exchange rate between Swiss francs and U.S. dollars, as determined in good faith by Noble-Cayman, and rounded down to the nearest whole number.

Section 3.2 No Appraisal Rights.  None of the members of Noble-Cayman has any right to an appraisal of the value of their shares or payment for them in connection with the Transaction.

ARTICLE IV

EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS

Section 4.1 Effect of the Transaction on Employee Benefit and Compensation Plans and Agreements. At the Effective Time, certain employee benefit and compensation plans and agreements of Noble-Cayman and its subsidiaries as listed on Schedule 4.1, together with any other plan and agreement of Noble-Cayman and its subsidiaries as determined by the management of Noble-Cayman in its sole discretion (together, the “Assumed Plans”) shall be assumed by and become plans and agreements of Noble-Switzerland. To the extent any Assumed Plan provides for the issuance or purchase of, or otherwise relates to, Noble-Cayman Shares, then, after the Effective Time, such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Noble-Switzerland Shares. Such amendments deemed necessary or appropriate by Noble-Cayman and Noble-Switzerland to effect the Transaction and related transactions, including to facilitate the assignment to Noble-Switzerland of the Assumed Plans, shall be adopted and entered into with respect to the Assumed Plans and the Stock Plans and the delivery of treasury shares of Noble-Switzerland in satisfaction of any

Awards under the Stock Plans. The Noble-Cayman member approval of the Transaction shall also be deemed to satisfy any requirement of member approval of such amendments of the Assumed Plans and the Stock Plans and the assumption by Noble-Switzerland of the Assumed Plans.

Section 4.2 Change of Control Agreements. Noble-Switzerland shall assume Noble-Cayman’s guarantee obligations of those certain “change of control” agreements that are in effect as of the Effective Time between subsidiaries of Noble-Cayman and certain of their executive officers and key employees. In connection with such assumption, such “change of control” agreements shall be amended as deemed necessary or appropriate by Noble-Cayman and Noble-Switzerland to (i) effect the Transaction and related transactions and (ii) provide that the agreements shall become effective after a “change of control” of Noble-Switzerland rather than a “change of control” of Noble-Cayman.

Section 4.3 New Indemnity Agreements. Noble-Switzerland shall offer to enter into indemnity agreements (the “New Indemnity Agreements”) with each executive officer and director of Noble-Switzerland who, immediately prior to the Effective Time, is a party to an indemnity agreement with Noble-Cayman (each an “Old Indemnity Agreement”) and, to the extent permitted by Swiss law, the terms and conditions of the New Indemnity Agreements shall be identical in all material respects to those set forth in the Old Indemnity Agreements.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1 Conditions To Each Party’s Obligation To Effect The Transaction. The respective obligation of each party to effect the Transaction is subject to the satisfaction or waiver of the following conditions:

(a) The Transaction shall have been adopted and approved by the affirmative vote of a majority in number of the holders of Noble-Cayman Shares present and voting on the Transaction, whether in person or by proxy, representing 75% or more in value of the Noble-Cayman Shares present and voting on the Transaction, whether in person or by proxy.

(b) The Transaction shall have been adopted and approved by the holder of the ordinary shares of merger sub.

(c) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Transaction.

(d) The Noble-Switzerland Shares to be issued in connection with the Transaction shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

(e) The increase of Noble-Switzerland’s share capital through contribution in kind by Noble-Cayman in connection with the Transaction and the Articles of Association of Noble-Switzerland, substantially in the form set forth in Exhibit A attached hereto, shall each have been registered in the commercial register in the Canton of Zug, Switzerland.

(f) The Court Orders shall have been filed with the Registrar of Companies of the Cayman Islands and shall be effective.

(g) Any consents, waivers or amendments relating to any indebtedness of Noble-Cayman or any subsidiary of Noble-Cayman, and any consents, waivers or amendments relating to any contracts to which Noble-Cayman or any subsidiary of Noble-Cayman is a party, that are sought by Noble-Cayman or any subsidiary of Noble-Cayman, shall have been obtained.

(h) Noble-Cayman shall have received an opinion from Baker Botts L.L.P., in form and substance reasonably satisfactory to Noble-Cayman, dated as of the date of the Effective Time, confirming the matters discussed under the caption “Material Tax Considerations—U.S. Federal Income Tax Considerations” in the proxy statement of Noble-Cayman distributed to members of Noble-Cayman in connection with the meeting of members to consider and vote upon the Transaction.

(i) Noble-Cayman shall have received an opinion of PricewaterhouseCoopers AG, in form and substance reasonably satisfactory to Noble-Cayman, dated as of the date of the Effective Time, confirming the matters discussed under “Material Tax Considerations— Swiss Tax Considerations” in such proxy statement.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the members of Noble-Cayman of matters presented in connection with this Agreement, by action of the Board of Directors of Noble-Cayman.

Section 6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Noble-Cayman, Noble-Switzerland or merger sub.

Section 6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with this Agreement by the members of Noble-Cayman; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such members until such further approval has been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.4 Waiver. At any time prior to the Effective Time, the parties may waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII

COVENANTS

Section 7.1 Rule 16b-3 Approval. Noble-Cayman and Noble-Switzerland shall take all such steps as may be required to cause the transactions contemplated by Section 3.1 hereof and any other dispositions of Noble-Cayman equity securities (including derivative securities with respect thereto) or acquisitions of Noble-Switzerland equity securities (including derivative securities with respect thereto) in connection with this Agreement by each individual who (a) is a director or officer of Noble-Cayman or (b) at the Effective Time, will become a director or officer of Noble-Switzerland, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 7.2 Indemnification.

(a) From and after the Effective Time, the Surviving Entity and Noble-Switzerland shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an executive officer or director of Noble-Cayman (or any subsidiary thereof) and each person who served at the request of Noble-Cayman as a director, executive officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an “Action”), (i) the Surviving Entity and Noble-Switzerland shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Entity or Noble-Switzerland, as the case may be, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and upon receipt of any undertaking required by applicable law, and (ii) the Surviving Entity and Noble-Switzerland will cooperate in the defense of any such matter; provided, however, neither the Surviving Entity nor Noble-Switzerland shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided, further, that the Surviving Entity and Noble-Switzerland shall not be obligated pursuant to this Section 7.2 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interest between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

(b) The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any Action, in the articles of association of Noble-Cayman and similar organizational documents of its subsidiaries with respect to matters occurring through the Effective Time, shall survive the Transaction and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted within such period shall continue until the disposition or resolution of such Action.

(c) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have (i) under the Articles of Association of Noble-Cayman, (ii) under similar organizational documents of its subsidiaries or the laws of its subsidiaries’ jurisdictions of organization, (iii) under separate indemnification agreements or (iv) otherwise. The provisions of this Section 7.2 shall survive the consummation of the Transaction and expressly are intended to benefit each of the Indemnified Parties.

(d) In the event the Surviving Entity, Noble-Switzerland or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Entity or Noble-Switzerland, as the case may be, shall assume the obligations set forth in this Section 7.2.

Section 7.3 Agreements of Rule 144 Affiliates. Prior to the Effective Time, Noble-Cayman shall cause to be prepared and delivered to Noble-Switzerland a list identifying all persons who, within 90 days prior to the Effective Time, Noble-Cayman believes may be deemed to be “affiliates” of Noble-Cayman, as that term is used in Rule 144 under the U.S. Securities Act of 1933 (the “Securities Act”) (such persons, the “Rule 144 Affiliates”). Noble-Switzerland shall be entitled to place restrictive legends on any Noble-Switzerland Shares received by such Rule 144 Affiliates. Noble-Cayman shall use its best efforts to cause each person who is identified as a Rule 144 Affiliate in such list to deliver to Noble-Switzerland, at or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Rule 144 Affiliate will not sell, pledge, transfer or otherwise dispose of any Noble-Switzerland Shares issued to such Rule 144 Affiliate pursuant to the Transaction, except pursuant to an effective registration statement or in compliance with Rule 144 or pursuant to an exemption from the registration requirements of the Securities Act. In the case of a disposition pursuant to such an exemption, any such Rule 144 Affiliate shall deliver to the Company an opinion of counsel satisfactory to the Company that such disposition is so exempt.

Section 7.4 Guarantee. At or immediately prior to the Effective Time, Noble-Switzerland agrees to guarantee or assume such existing indebtedness or other obligations of Noble-Cayman, including but not limited to obligations under credit facilities of Noble-Cayman, as Noble-Cayman and Noble-Switzerland shall mutually agree.

Section 7.5 Merger Sub. Merger sub was formed solely to accomplish the Transaction and has not engaged and will not engage in any activities other than those necessary to accomplish the Transaction.

Section 7.6 Entity Classification Elections. Neither Noble-Cayman nor merger sub will take any action, including making an election under U.S. Treasury Regulation Section 301.7701-3 to be treated as disregarded as an entity separate from its owner for U.S. federal tax purposes.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the right of Noble-Cayman members to receive Noble-Switzerland Shares after the Effective Time as described in Section 3.1(b) (a claim with respect to which may not be made unless and until the Effective Time shall have occurred) and the provisions of Sections 4.2, 4.3 and 7.2 (the “Third Party Provisions”), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

Section 8.2 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 8.3 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Transaction or to matters arising under or in connection with this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 8.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 8.5 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 8.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, Noble-Cayman, Noble-Switzerland and merger sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NOBLE CORPORATION,
a company organized under the laws of the Cayman
Islands

By:	/s/ David W. Williams
     David W. Williams
     Title: Chairman, President and
     Chief Executive Officer

NOBLE CORPORATION,
a Swiss corporation

By:	/s/ Alan Hay
     Alan Hay
     Title: Director

NOBLE CAYMAN ACQUISITION LTD.,
a company organized under the laws of the Cayman
Islands

By:	/s/ Thomas L. Mitchell
     Thomas L. Mitchell
     Title: Director

Exhibit A

Statuten der Noble Corporation mit Sitz in Baar	Articles of Association of Noble Corporation with registered office in Baar

I. Allgemeine Bestimmungen	I. General Provisions

Artikel 1: Firma, Sitz, Dauer	Article 1: Corporate Name, Registered Office, Duration

Unter der Firma Noble Corporation	Under the corporate name Noble Corporation

besteht eine Aktiengesellschaft (die “Gesellschaft”) gemäss Artikel. 620 ff. OR mit Sitz in Baar, Kanton Zug, Schweiz.	a company (the “Company”) exists pursuant to article 620 et seq. of the Swiss Code of Obligations (“CO”) with its registered office in Baar, Canton of Zug, Switzerland.

Artikel 2: Zweck	Article 2: Purpose

[1] Der Zweck der Gesellschaft ist der Erwerb, das Halten, die Verwaltung, die Verwertung und die Veräusserung von direkten und indirekten Beteiligungen an Unternehmen im In- und Ausland, insbesondere, Unternehmen, die in der Erkundung und Förderung von Bodenschätzen, wie der Erbringung von Dienstleistungen im Zusammenhang mit Offshore Bohrungen nach Öl und Naturgas, Dienstleistungen im Zusammenhang mit Arbeitsverträgen für Bohrdienstleistungen tätig sind, Ingenieur- und Beratungsdienstleistungen erbringen und die Finanzierung für solche Zwecke bereitstellen.	[1] The purpose of the Company is to acquire, hold, manage, exploit and sell, directly or indirectly, participations in Swiss and foreign businesses, in particular, but without limitation, in businesses that are involved in the exploration for and production of natural resources, such as offshore contract drilling of oil and natural gas wells, labor contract drilling services and engineering and consulting services, and to provide financing for this purpose.

[2] Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten und Grundstücke und gewerbliche Schutzrechte im In- und Ausland erwerben, halten, verwalten, hypothekarisch belasten und veräussern.	[2] The Company may set up branch offices and subsidiaries in Switzerland and abroad and may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad.

[3] Die Gesellschaft kann jede Art von finanzieller Unterstützung für und an Gruppengesellschaften gewähren, einschliesslich der Leistung von Garantien. Die Gesellschaft kann alle kommerziellen Tätigkeiten ausüben, welche direkt oder indirekt mit dem Zweck der Gesellschaft im Zusammenhang stehen, und alle Massnahmen ergreifen, die den Gesellschaftszweck angemessen zu fördern scheinen oder mit diesem im Zusammenhang stehen.	[3] The Company may provide any kind of financial assistance, including guarantees, to and for group companies. The Company may engage in any type of commercial activity that is directly or indirectly related to its purpose and take any measures it determines appropriate to promote the purpose of the Company, or that are connected with its purpose.

Artikel 3: Dauer	Article 3: Duration

Die Dauer der Gesellschaft ist unbeschränkt.	The duration of the Company is unlimited.

II. Aktienkapital	II. Share Capital

Artikel 4: Anzahl Aktien, Nominalwert, Art	Article 4: Number of Shares, Par Value, Type

Das Aktienkapital der Gesellschaft beträgt Schweizer Franken [●], eingeteilt in [●] voll liberierte Namenaktien. Jede Namenaktie hat einen Nennwert von Schweizer Franken [●] (jede Namenaktie nachfolgend bezeichnet als “Aktie” bzw. zusammen die “Aktien”).	The share capital of the Company is Swiss Francs [●] and is divided into [●] fully paid-up registered shares. Each registered share has a par value of Swiss Francs [●] (each such registered share hereinafter a “Share” and collectively the “Shares”).

Artikel 5: Anerkennung der Statuten	Article 5: Recognition of Articles

Jede Ausübung von Aktionärsrechten schliesst die Anerkennung der Gesellschaftsstatuten in der jeweils gültigen Fassung in sich ein.	Any exercise of shareholders’ rights automatically comprises recognition of the version of these Articles of Association in force at the time.

Artikel 6: Genehmigtes Aktienkapital	Article 6: Authorized Share Capital

[1] Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis spätestens zum [●], im Maximalbetrag von Schweizer Franken [●] durch Ausgabe von höchstens [●] vollständig zu liberierenden Aktien mit einem Nennwert von je Schweizer Franken [●] zu erhöhen. Eine Erhöhung des Aktienkapitals (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig.	[1] The Board of Directors is authorized to increase the share capital no later than [●], by a maximum amount of Swiss Francs [●] by issuing a maximum of [●] fully paid-up Shares with a par value of Swiss Francs [●] each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then- existing shareholders of the Company, and (ii) in partial amounts, shall be permissible.

[2] Der Verwaltungsrat legt den Zeitpunkt der Ausgabe der neuen Aktien, deren Ausgabepreis, die Art der Liberierung , den Beginn der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, fest. Nicht ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. die Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt worden sind, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.	[2] The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid-up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place such rights or Shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

[3] Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre aus wichtigen Gründen zu entziehen oder zu beschränken und Dritten zuzuweisen, insbesondere:	[3] The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to third parties for important reasons, including:

(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder	(a) if the issue price of the new Shares is determined by reference to the market price; or

(b) für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder
(b) for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or

(c) zum Zwecke der Erweiterung des Aktionärskreises in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder
(c) for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new Shares on domestic or foreign stock exchanges; or

(d) für die Einräumung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder
(d) for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchaser(s) or underwriter(s); or

(e) für die Beteiligung von:	(e) for the participation of:

i. Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung und Mitarbeitern, die für die Gesellschaft oder eine Gruppengesellschaft tätig sind, vorausgesetzt, dass der Gesamtbetrag der unter dieser Bestimmung (e)(i) ausgegebenen Aktien einen Betrag von Schweizer Franken [●], eingeteilt in zehn Millionen vollständig zu liberierende Aktien mit einem Nennwert von je Schweizer Franken [●] nicht übersteigt; und
i. members of the Board of Directors, members of the executive management and employees of the Company or any of its group companies, always provided that the total amount of such Shares to be issued under this clause (e)(i) shall not exceed Swiss Francs [●], divided into ten million fully paid-up Shares, with a par value of Swiss Francs [●]; and

ii. Vertragspartnern oder Beratern oder anderen Personen, die für die Gesellschaft oder eine Gruppengesellschaft Leistungen erbringen, vorausgesetzt, dass der Gesamtbetrag der unter dieser Bestimmung(e)(ii) ausgegebenen Aktien einen Betrag von Schweizer Franken [●], eingeteilt in eine Million vollständig zu liberierende Aktien mit einem Nennwert von je Schweizer Franken [●] nicht übersteigt; oder
ii. contractors or consultants of the Company or any of its group companies or any other persons performing services for the benefit of the Company or any of its group companies, always provided that the total amount of such Shares to be issued under this clause (e)(ii) shall not exceed Swiss Francs [●], divided into one million fully paid-up Shares, with a par value of Swiss Francs [●]; or

(f) wenn ein Aktionär oder eine Gruppe von in gemeinsamer Absprache handelnden Aktionären mehr als 15% des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft (die eigenen Aktien der Gesellschaft davon ausgenommen) auf sich vereinigt hat, ohne den übrigen Aktionären ein vom Verwaltungsrat empfohlenes Übernahmeangebot zu unterbreiten; oder zur Abwehr eines unterbreiteten, angedrohten oder potentiellen Übernahmeangebotes, welches der Verwaltungsrat, nach Konsultation mit einem von ihm beigezogenen unabhängigen Finanzberater, den Aktionären nicht zur Annahme empfohlen hat, weil der Verwaltungsrat das Übernahmeangebot in finanzieller Hinsicht gegenüber den Aktionären nicht als fair beurteilt hat.
(f) following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the Commercial Register (excluding treasury shares) without having submitted to the other shareholders a takeover offer recommended by the Board of Directors, or for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be fair to the shareholders from a financial point of view.

[4] Die neuen Aktien unterliegen den Eintragungsbeschränkungen in das Aktienbuch von Artikel 9 und 10 dieser Statuten.	[4] The new Shares shall be subject to the limitations for registration in the share register pursuant to Articles 9 and 10 of these Articles of Association.

Artikel 7: Bedingtes Aktienkaptial	Article 7: Conditional Share Capital

[1] Das Aktienkapital kann sich durch Ausgabe von höchstens [●] voll zu liberierenden Aktien im Nennwert von je Schweizer Franken [●] um höchstens Schweizer Franken [●] erhöhen durch:	[1] The share capital may be increased in an amount not to exceed Swiss Francs [●] through the issuance of up to [●] fully paid-up Shares with a par value of Swiss Francs [●] per Share through:

(a) die Ausübung von Wandel-, Tausch-, Options-, Bezugs- oder ähnlichen Rechten auf den Bezug von Aktien (nachfolgend die “Umwandlungsrechte”), welche Dritten oder Aktionären im Zusammenhang mit auf nationalen oder internationalen Kapitalmärkten neu oder bereits begebenen Anleihensobligationen, Optionen, Warrants oder anderen Finanzmarktinstrumenten oder neuen oder bereits bestehenden vertraglichen Verpflichtungen der Gesellschaft, einer ihrer Gruppengesellschaften oder ihrer Rechtsvorgänger eingeräumt werden (nachfolgend zusammen, “die mit Umwandlungsrechten verbundenen Obligationen”); dabei darf der Gesamtbetrag der ausgegebenen Aktien einen Betrag von Schweizer Franken [●], eingeteilt in [●] vollständig zu liberierende Aktien mit einem Nennwert von je Schweizer Franken [●] nicht übersteigen; und/oder
(a) the exercise of conversion, exchange, option, warrant or similar rights for the subscription of Shares (hereinafter the “Rights”) granted to third parties or shareholders in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of the Company, one of its group companies, or any of their respective predecessors (hereinafter collectively, the “Rights- Bearing Obligations”); the total amount of Shares that may be issued under such Rights shall not exceed Swiss Francs [●], divided into [●] fully paid-up Shares with a par value of Swiss Francs [●] per Share; and/or;

(b) die Ausgabe von mit Umwandlungsrechten verbundenen Obligationen an:	(b) the issuance of Rights-Bearing Obligations granted to:

i. die Mitglieder des Verwaltungsrates, Mitglieder der Geschäftsleitung, Arbeitnehmer, die für die Gesellschaft oder eine Gruppengesellschaft tätig sind; vorausgesetzt, dass der Gesamtbetrag der unter dieser Bestimmung (b)(i) ausgegebenen Aktien einen Betrag von Schweizer Franken [●], eingeteilt in fünf Millionen vollständig zu liberierende Aktien mit einem Nennwert von je Schweizer Franken [●] nicht übersteigt; oder
i. the members of the Board of Directors, members of the executive management and employees of the Company or any of its group companies, always provided that the total amount of such Shares to be issued under this clause (b)(i) shall not exceed Swiss Francs [●], divided into five million fully paid-up Shares, with a par value of Swiss Francs [●]; or

ii. Vertragspartner oder Berater oder andere Personen, die für die Gesellschaft oder eine Gruppengesellschaft Leistungen erbringen, vorausgesetzt, dass der Gesamtbetrag der unter dieser Bestimmung (b)(ii) ausgegebenen Aktien einen Betrag von Schweizer Franken [●], eingeteilt in eine Million vollständig zu liberierende Aktien mit einem Nennwert von je Schweizer Franken [●] nicht übersteigt.
ii. contractors or consultants of the Company or any of its group companies or any other persons providing services to the Company or its group companies, always provided that the total amount of such Shares to be issued under this clause (b)(ii) shall not exceed Swiss Francs [●], divided into one million fully paid-up Shares, with a par value of Swiss Francs [●].

[2] Der Verwaltungsrat ist ermächtigt, die Vorwegzeichnungsrechte der Aktionäre im Zusammenhang mit der Ausgabe von mit Umwandlungsrechten verbundenen Obligationen durch die Gesellschaft oder eine ihrer Gruppengesellschaften aus wichtigen Gründen zu beschränken oder aufzuheben, falls (1) die Ausgabe zum Zwecke der Übernahme von Unternehmen, Unternehmensteilen, für Beteiligungen oder zum Zwecke der Finanzierung oder Refinanzierung derartiger Transaktionen oder (2) die Ausgabe auf nationalen oder internationalen Finanzmärkten oder im Rahmen einer Privatplatzierung erfolgt.	[2] The Board of Directors shall be authorized to withdraw or limit the preferential subscription rights in connection with the issuance by the Company, one of its group companies or any of their respective predecessors of Rights-Bearing Obligations for important reasons, including if (1) the issuance is for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions or (2) the issuance occurs in national or international capital markets or through a private placement.

[3] Wird das Vorwegzeichnungsrecht durch den Verwaltungsrat beschränkt oder aufgehoben, gilt Folgendes:	3 If the Board of Directors limits or withdraws the preferential subscription right, then the following shall apply:

(a) Die mit Umwandlungsrechten verbundenen Obligationen sind zu den jeweils marktüblichen Bedingungen auszugeben oder einzugehen; und	(a) the Rights-Bearing Obligations shall be issued or entered into at market conditions; and

(b) der Umwandlungs-, Tausch- oder sonstige Ausübungspreis der mit Umwandlungsrechten verbundenen Obligationen ist unter Berücksichtigung des Marktpreises im Zeitpunkt der Ausgabe der mit Umwandlungsrechten verbundenen Obligationen festzusetzen; und
(b) the conversion, exchange or exercise price of the Rights-Bearing Obligations shall be set at market conditions prevailing at the date on which the Rights-Bearing Obligations are issued; and

(c) die Umwandlungsrechte sind höchstens während 30 Jahren ab dem jeweiligen Zeitpunkt der Ausgabe der betreffenden mit Umwandlungsrechten verbundenen Obligationen ausübbar.	(c) the Rights may only be exercised during a maximum period of 30 years from the date of the issuance of the relevant Rights- Bearing Obligation.

4 Im Zusammenhang mit der Ausübung von Umwandlungsrechten in Aktien, ist das Bezugsrecht der Aktionäre entsprechend den Bedingungen der mit Umwandlungsrechten verbundenen Obligationen ausgeschlossen. Zum Bezug der neuen Aktien, die bei Ausübung der Wandel-, Tausch- oder anderer Ausübungsrechte ausgegeben werden, sind die jeweiligen Inhaber der mit Umwandlungsrechten verbundenen Obligationen berechtigt. Die Bedingungen der mit Umwandlungsrechten verbundenen Obligationen sind unter Berücksichtigung von Artikel 7 Absatz 3 dieser Statuten durch den Verwaltungsrat festzulegen.	[4] The preemptive rights of the shareholders shall be excluded in connection with the conversion, exchange or exercise of such Rights into Shares pursuant to the terms of the relevant Rights-Bearing Obligation. The then current owners of such Rights-Bearing Obligation shall be entitled to subscribe for the new Shares issued upon conversion, exchange or exercise of the related Right. The conditions of the Rights-Bearing Obligations shall be determined by the Board of Directors, subject to Article 7 para. 3 of these Articles of Association.

[5] Das Vorwegzeichnungsrecht wie auch das Bezugsrecht der Aktionäre ist bei der Ausgabe von mit Umwandlungsrechten verbundenen Obligationen, oder bei Ausgabe neuer Aktien infolge Ausübung solcher Umwandlungsrechte gemäss Artikel 7 Absatz 1(b) dieser Statutenausgeschlossen. Die Ausgabe von Aktien oder mit Umwandlungsrechten verbundenen Obligationen an die in Artikel 7 Absatz 1(b) dieser Statuten genannten Personen erfolgt gemäss einem oder mehreren	[5] The preferential subscription rights and preemptive rights of the shareholders shall be excluded in connection with the issuance of any Rights-Bearing Obligations or, upon exercise of the Rights, the newly issued Shares pursuant to Article 7 para. 1(b) of these Articles of Association. Shares or Rights-Bearing Obligations may be issued to any of the persons referred to in Article 7 para. 1(b) of these Articles of Association in accordance with one or more benefit or incentive plans

Beteiligungsplänen der Gesellschaft. Die Ausgabe von Aktien an die in Artikel 7 Absatz 1(b) dieser Statuten genannten Personen kann zu einem Preis erfolgen, der unter dem Kurs der Börse liegt, an der die Aktien gehandelt werden, muss aber mindestens zum Nennwert erfolgen	of the Company. Shares may be issued to any of the persons referred to in Article 7 para. 1(b) of these Articles of Association at a price lower than the current market price quoted on any securities exchange on which the Shares are traded, but at least at par value.

[6] Die Aktien, welche über die Ausübung von Umwandlungsrechten erworben werden, unterliegen den Eintragungsbeschränkungen in das Aktienbuch gemäss Artikel 9 und 10 dieser Statuten.	[6] The Shares acquired through the exercise of Rights shall be subject to the limitations for registration in the share register pursuant to Articles 9 and 10 of these Articles of Association.

Artikel 8: Aktienzertifikate	Article 8: Share Certificates

[1] Ein Aktionär hat nur dann Anspruch auf die Ausgabe eines Aktienzertifikates, wenn der Verwaltungsrat die Ausgabe von Aktienzertifikaten beschliesst. Aktienzertifikate werden in der vom Verwaltungsrat festgelegten Form ausgegeben. Ein Aktionär kann jederzeit eine Bescheinigung über die Anzahl der von ihm gehaltenen Aktien verlangen.	1 A shareholder shall be entitled to a Share certificate only if the Board of Directors resolves that Share certificates shall be issued. Share certificates, if any, shall be in such form as the Board of Directors may determine. A shareholder may at any time request an attestation of the number of Shares held by it.

[2] Die Gesellschaft kann jederzeit auf die Ausgabe und Aushändigung von Zertifikaten verzichten und mit Zustimmung des Aktionärs ausgegebene Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren.	[2] The Company may dispense with the obligation to issue and deliver certificates, and may, with the consent of the shareholder, cancel without replacement issued certificates delivered to the Company.

[3] Nicht-verurkundete Aktien und die damit verbundenen Rechte können nur durch schriftliche Zession übertragen werden. Eine solche Zession bedarf zur Wirksamkeit gegenüber der Gesellschaft der Anzeige an die Gesellschaft. Werden nicht-verurkundete Aktien im Auftrag des Aktionärs von einem Transfer Agenten, einer Trust Gesellschaft, Bank oder einer ähnlichen Gesellschaft verwaltet (der “Transfer Agent”), so können diese Aktien und die damit verbundenen Rechte nur unter Mitwirkung des Transfer Agenten übertragen werden.	[3] Uncertificated Shares and the uncertificated rights deriving from them may only be transferred by written assignment, such assignment being valid only if the Company is notified. If uncertificated Shares are administered by a transfer agent, trust company, bank or similar entity (the “Transfer Agent”), such Shares and the rights deriving from them may be transferred only with the cooperation of the Transfer Agent.

[4] Werden nicht-verurkundete Aktien zugunsten von einer anderen Zivilrechtlichen Person als dem Transfer Agenten verpfändet, so ist zur Gültigkeit der Verpfändung eine Anzeige an den Transfer Agenten erforderlich.	4 If uncertificated Shares are pledged in favor of any Person other than the Transfer Agent, notification to such Transfer Agent shall be required for the pledge to be effective.

5 Für den Fall, dass die Gesellschaft beschliesst, Aktienzertifikate auszugeben und auszuhändigen, müssen die Aktienzertifikate die Unterschrift(en) von einem oder mehreren zeichnungsberechtigten Personen tragen. Mindestens eine dieser Personen muss ein Mitglied des Verwaltungsrates sein. Faksimile- Unterschriften sind erlaubt.	5 If the Company decides to issue and deliver Share certificates, the Share certificates shall bear the signature(s) of one or more duly authorized signatories of the Company, at least one of which shall be a member of the Board of Directors. These signatures may be facsimile signatures.

[6] Die Inhaber von Aktienzertifikaten haben der Gesellschaft den Verlust, Diebstahl, die Zerstörung oder Beschädigung von Zertifikaten unverzüglich zu melden.	[6] The holder of any Share certificate(s) shall immediately notify the Company of any loss, theft, destruction or mutilation of any such certificate(s); the Company

Die Gesellschaft kann an solche Inhaber gegen Aushändigung des beschädigten Zertifikates, oder gegen ausreichenden Nachweis eines Verlustes, Diebstahls oder der Zerstörung, neue Zertifikate ausgeben. Der Verwaltungsrat, ein von diesem eingesetzter Ausschuss, oder der Transfer Agent können in ihrem freien Ermessen vom Eigentümer des verlorenen, gestohlenen oder zerstörten Zertifikates, oder, im Fall einer Zivilrechtlichen Person, von deren gesetzlichem Vertreter verlangen, dass diese der Gesellschaft einen Schuldschein im Betrag und mit Sicherheiten ausgestaltet wie vom Verwaltungsrat, einem von diesem eingesetzten Ausschuss oder dem Transfer Agent verlangt übergibt, der es erlaubt, die Gesellschaft und den Transfer Agent für sämtliche Ansprüche zu entschädigen, die sich im Zusammenhang mit dem behaupteten Verlust, Diebstahl oder der Zerstörung eines solchen Zertifikates oder mit der Ausgabe eines neuen Zertifikates ergeben können.	may issue to such holder a new certificate upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction; the Board of Directors, or a committee designated thereby, or the Transfer Agent, may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or such Person’s legal representative, to give the Company a bond in such sum and with such surety or sureties as they may direct to indemnify the Company and said Transfer Agent against any claim that may be made on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

[7] Der Verwaltungsrat ist berechtigt, zusätzliche Regelungen und Anordnungen zu treffen, die er im Zusammenhang mit der Ausgabe und Übertragung von Zertifikaten über Aktien verschiedener Kategorien als zweckdienlich erachtet. Er kann im Zusammenhang mit der Ausgabe neuer Aktienzertifikate als Ersatz für verloren gegangene, gestohlene, zerstörte oder beschädigte Zertifikate geeignete Regelungen erlassen und Massnahmen ergreifen.	[7] The Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue and transfer of certificates representing Shares of each class of the Company and may make such rules and take such action as it may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

[8] Die Gesellschaft kann in jedem Fall Aktienzertifikate ausgeben, die mehr als eine Aktie verkörpern.	[8] The Company may in any event issue Share certificates representing more than one Share.

Artikel 9: Aktienbuch, Rechtsausübung, Eintragungsbeschränkungen, Nominees	Article 9: Share Register, Restrictions on Registration, Nominees

[1] Die Gesellschaft selbst oder ein von ihr beauftragter Dritter führt ein Aktienbuch. Darin werden die Eigentümer und Nutzniesser der Aktien sowie Nominees mit Namen und Vornamen, Adresse und Staatsangehörigkeit (bei Rechtseinheiten mit Firma und Sitz) eingetragen. Ändert eine im Aktienbuch eingetragene Zivilrechtliche Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle schriftlichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Zivilrechtlichen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt.	[1] The Company shall maintain, itself or through a third party, a share register that lists the surname, first name, address and citizenship (or the name and registered office for legal entities) of the owners and usufructuaries of the Shares as well as the nominees. A Person recorded in the share register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to Persons of record shall be deemed to have validly been made if sent to the address recorded in the share register.

[2] Vorbehältlich Absatz 3 dieses Artikels 9, wird ein Erwerber von Aktien auf Gesuch als Aktionär mit Stimmrecht im Aktienbuch eingetragen, vorausgesetzt, dass ein solcher Erwerber auf Aufforderung durch die Gesellschaft ausdrücklich erklärt, die Aktien im eige	[2] Subject to para. 3 of this Article 9, an acquirer of Shares shall be recorded upon request in the share register as a shareholder with voting rights; provided, however, that any such acquirer upon request of the Company expressly declares to have acquired the

nen Namen und auf eigene Rechnung erworben zu haben. Vorbehältlich Absatz 3 dieses Artikels 9, kann der Verwaltungsrat Nominees, welche Aktien im eigenen Namen aber auf fremde Rechnung halten, als Aktionäre mit Stimmrecht im Aktienbuch der Gesellschaft eintragen. Der Verwaltungsrat kann Kriterien für die Zulassung solcher Nominees als Aktionäre mit Stimmrecht festlegen. Die an den Aktien wirtschaftlich Berechtigten, welche die Aktien über einen Nominee halten, üben Aktionärsrechte mittelbar über den Nominee aus.	Shares in its own name and for its own account. Subject to para. 3 of this Article 9, the Board of Directors may record nominees who hold Shares in their own name, but for the account of third parties, as shareholders of record in the share register of the Company. The Board of Directors may set forth the relevant requirements for the acceptance of nominees as shareholders with voting rights. Beneficial owners of Shares who hold Shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee.

[3] Keine Zivilrechtliche Person soll mit 15% oder mehr des im Handelsregister eingetragenen Aktienkapitals (die eigenen Aktien der Gesellschaft davon ausgenommen) als Aktionär mit Stimmrecht im Aktienbuch eingetragen werden. Diese Eintragungsbeschränkung gilt auch für Zivilrechtliche Personen, die ihre Aktien teilweise oder insgesamt durch Nominees im Sinne dieses Artikels 9 halten. Der Verwaltungsrat ist befugt, Ausnahmen von der Eintragungsbeschränkung gemäss diesem Absatz 3 zuzulassen, einschliesslich der Registrierung von Clearing Nominees, für 15% oder mehr des im Handelsregister eingetragenen Aktienkapitals. Zivilrechtlichen Personen, die 15% oder mehr des im Handelsregister eingetragenen Aktienkapitals (die eigenen Aktien der Gesellschaft davon ausgenommen) halten, werden für diesen überschiessenden Teil (d.h. für alle Aktien von mehr als 15% des im Handelsregister eingetragenen Aktienkapitals (die eigenen Aktien der Gesellschaft davon ausgenommen) abzüglich einer Aktie), als Aktionäre ohne Stimmrecht im Aktienbuch eingetragen. Darüber hinaus ist der Verwaltungsrat ermächtigt, jederzeit von jenen Zivilrechtlichen Personen, die öffentlich bekanntgeben, einschliesslich einer Eingabe an die U.S. Securities and Exchange Commission (die “SEC”) oder gegenüber der Gesellschaft, dass sie 15% oder mehr des im Handelsregister eingetragenen Aktienkapitals (die eigenen Aktien der Gesellschaft davon ausgenommen) halten, zu verlangen, dass sie Auskunft über sämtliche Aktien erteilen, die von Nominees oder von anderen Personen für sie gehalten werden.	3 A Person shall only be registered as a shareholder with voting rights to the extent such Person’s Shares constitute less than 15% of the share capital registered in the Commercial Register (excluding treasury shares). This limitation on registration also applies to Persons who hold some or all of their Shares through nominees pursuant to this Article 9. The Board of Directors is authorized to grant exceptions to the limitation on registration set forth in this para. 3, including to register Clearing Nominees of 15% and more. A Person Owning 15% or more of the share capital registered in the Commercial Register (excluding treasury shares) shall be entered in the share register as a shareholder without voting rights with respect to such Person’s Shares in excess of the aggregate of one Share less than 15% of the share capital registered in the Commercial Register (excluding treasury shares). In furtherance of the provisions of this para. 3, the Board of Directors is authorized at any time to request from any Person which discloses publicly, including in any filing with the U.S. Securities and Exchange Commission (the “SEC”), or to the Company that it Owns 15% or more of the share capital registered in the Commercial Register (excluding treasury shares), that such Person provide information with respect to all of the Shares it Owns that are being held by nominees or other Persons on its behalf.

[4] Zivilrechtliche Personen, die durch Kapital, Stimmrechte, Management oder in anderer Weise miteinander verbunden sind, einschliesslich Zivilrechtlicher Personen, die eine Übereinkunft getroffen oder ein Syndikat gegründet haben oder anderweitig in gemeinsamer Absprache handeln, um die Eintragungsbeschränkung gemäss diesem Artikel 9 Absatz 3 zu umgehen, werden als eine Zivilrechtliche Person im Sinne dieses Artikels 9 betrachtet.	[4] Persons that are linked to one another through capital, voting rights, management or in any other manner, as well as Persons achieving an understanding or forming a syndicate or otherwise acting in concert to circumvent the regulations concerning the limitation on registration set forth in para. 3 of this Article 9, shall be counted as one Person within the meaning of this Article 9.

[5] Sollte der Verwaltungsrat die Eintragung eines Aktionärs als Aktionär mit Stimmrecht ablehnen, muss dem Aktionär diese Ablehnung innerhalb von 20 Tagen nach Erhalt des Eintragungsgesuches mitgeteilt werden. Aktionäre, die nicht als Aktionäre mit Stimmrecht anerkannt wurden, sind als Aktionäre ohne Stimmrecht im Aktienbuch einzutragen.	5 If the Board of Directors refuses to register a shareholder as a shareholder with voting rights, it shall notify the shareholder of such refusal within 20 days upon receipt of the application. Non-recognized shareholders shall be entered in the share register as shareholders without voting rights.

[6] Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs dessen Eintragung im Aktienbuch als Aktionär mit Stimmrecht mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist. Der Betroffene muss über die Streichung sofort informiert werden.	[6] After hearing the registered shareholder concerned, the Board of Directors may cancel the registration of such shareholder as a shareholder with voting rights in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The relevant shareholder shall be informed promptly of the cancellation.

[7] Sofern die Gesellschaft an einer Börse im Ausland kotiert ist, ist es der Gesellschaft mit Bezug auf den Regelungsgegenstand dieses Artikels 9 gestattet, die in der jeweiligen Rechtsordnung geltenden Vorschriften und Normierungen anzuwenden.	7 In case the Company is listed on any foreign stock exchange, the Company is permitted to comply with the relevant rules and regulations that are applied in that foreign jurisdiction with regard to the subject of this Article 9.

Artikel 10: Rechtsausübung	Article 10: Exercise of Rights

[1] Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	[1] The Company shall only accept one representative per Share.

[2] Stimmrechte und die damit verbundenen Rechte können der Gesellschaft gegenüber von einem Aktionär, Nutzniesser der Aktien oder Nominee jeweils nur in dem Umfang ausgeübt werden, wie diese Zivilrechtliche Person mit Stimmrecht im Aktienbuch eingetragen ist.	[2] Voting rights and rights derived from them may be exercised in relation to the Company by a shareholder, usufructuary of Shares or nominee only to the extent that such Person is recorded in the share register with the right to exercise his voting rights.

III. Organe und Organisation der Gesellschaft	III. Corporate Bodies and Organization of the Company

Artikel 11: Gesellschaftsorgane	Article 11: Corporate Bodies

Die Organe der Gesellschaft sind:	The corporate bodies are:

(a) die Generalversammlung;	(a) the General Meeting of Shareholders;

(b) der Verwaltungsrat;	(b) the Board of Directors;

(c) die Revisionsstelle; und	(c) the auditor; and

(d) zusätzliche, durch den Verwaltungsrat im Rahmen des Organisationsreglements bestellte Gremien.	(d) additional bodies as may be established by the Board of Directors in accordance with the By-Laws.

A. Generalversammlung	A. General Meeting of the Shareholders

Artikel 12: Befugnisse	Article 12: Authority

[1] Die Generalversammlung ist das oberste Organ der Gesellschaft.	[1] The General Meeting of Shareholders is the supreme corporate body of the Company.

[2] Der Generalversammlung stehen die folgenden unübertragbaren Befugnisse zu:	[2] The following powers shall be vested exclusively in the General Meeting of Shareholders:

(a) die Festsetzung und Änderung der Statuten;	(a) the adoption and amendment of these Articles of Association;

(b) die Wahl der Mitglieder des Verwaltungsrates und der Revisionsstelle;	(b) the election of the members of the Board of Directors and the auditor;

(c) die Genehmigung des Jahresberichtes und der Konzernrechnung;	(c) the approval of the annual report and the consolidated financial statements of the Company;

(d) die Genehmigung der Jahresrechnung der Gesellschaft, sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende;	(d) the approval of the annual statutory financial statements of the Company and the resolution on the allocation of profit shown on the annual statutory balance sheet, in particular the determination of any dividend;

(e) die Entlastung der Mitglieder des Verwaltungsrates und der übrigen mit der Geschäftsführung betrauten Zivilrechtlichen Personen;	(e) the grant of a release from liability to the members of the Board of Directors and the Persons entrusted with management;

(f) die Genehmigung des Zusammenschlusses mit einem Nahestehenden Aktionär nach Artikel 21 Absatz 3 (die jeweilige Definition findet sich unter Artikel 35 dieser Statuten); und	(f) the approval pursuant to Article 21 para. 3 of a Business Combination with an Interested Shareholder (as each such term is defined in Article 35 of these Articles of Association); and

(g) die Beschlussfassung über Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind, oder die vom Verwaltungsrat gemäss Artikel 716a OR der Generalversammlung zur Beschlussfassung vorgelegt werden.
(g) the adoption of resolutions on matters that are reserved to the General Meeting of Shareholders by law, these Articles of Association or, subject to article 716a CO, that are submitted to the General Meeting of Shareholders by the Board of Directors.

Artikel 13: Ordentliche Generalversammlung	Article 13: Annual General Meeting

Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Schluss des Geschäftsjahres statt. Spätestens zwanzig Kalendertage vor der ordentlichen Generalversammlung sind der Geschäftsbericht und der Revisionsbericht den Aktionären am Gesellschaftssitz zur Einsicht aufzulegen. Jeder Aktionär kann verlangen, dass ihm unverzüglich eine Ausfertigung des Geschäftsberichts und des Revisionsberichts ohne Kostenfolge zugesandt wird. Die im Aktienbuch eingetragenen Aktionäre werden über die Verfügbarkeit des Geschäftsberichts und des Revisionsberichts durch schriftliche Mitteilung unterrichtet. In der Einladung zur ordentlichen Generalversammlung wird auf die Verfügbarkeit des Geschäftsberichts und des Revisionsberichts hingewiesen.	The Annual General Meeting shall be held each year within six months after the close of the fiscal year of the Company. The annual report and the auditor’s report shall be made available for inspection by the shareholders at the registered office of the Company no later than twenty calendar days prior to the Annual General Meeting. Each shareholder is entitled to request prompt delivery of a copy of the annual report and the auditor’s report free of charge. Shareholders of record will be notified of the availability of the annual report and the auditor’s report in writing. Reference to the availability of the annual report and the auditor’s report shall be included in the notice of the Annual General Meeting.

Artikel 14: Ausserordentliche Generalversammlung	Article 14: Extraordinary General Meeting

[1] Ausserordentliche Generalversammlungen finden in den vom Gesetz vorgesehenen Fällen statt, insbeson	1 An Extraordinary General Meeting shall be held in the circumstances provided by law, in particular when

dere, wenn der Verwaltungsrat, der Verwaltungsratspräsident, der Chief Executive Officer oder der Company President es für notwendig oder angezeigt erachten oder die Revisionsstelle dies verlangt.	deemed necessary or appropriate by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President, or if so requested by the auditor.

[2] Ausserdem muss der Verwaltungsrat, der Verwaltungsratspräsident, der Chief Executive Officer oder der Company President eine ausserordentliche Generalversammlung einberufen, wenn es eine Generalversammlung so beschliesst oder wenn ein oder mehrere Aktionäre, welche zusammen mindestens zehn Prozent des im Handelsregister eingetragenen Aktienkapitals vertreten, dies verlangen, und unter der Voraussetzung, dass inhaltlich folgende Angaben gemacht werden:	2 An Extraordinary General Meeting shall further be convened by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President, upon resolution of a General Meeting of Shareholders or if so requested by one or more shareholders who, in the aggregate, represent at least one- tenth of the share capital recorded in the Commercial Register, and who submit:

(a) (1) schriftliches, von dem Aktionär bzw. den Aktionären unterzeichnetes und die Verhandlungsgegenstände bezeichnendes Begehren, (2) die Anträge sowie (3) der Nachweis der erforderlichen Anzahl der im Aktienbuch eingetragenen Aktien; und
(a) (1) a written request signed by such shareholder(s) that specifies the item(s) to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register; and

(b) weitere Informationen, die von der Gesellschaft nach den Regeln der SEC in einem sog. Proxy Statement aufgenommen und veröffentlicht werden müssen.	(b) such other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

Artikel 15: Einberufung der Generalversammlung	Article 15: Notice of Shareholders’ Meetings

[1] Die ordentliche und die ausserordentliche Generalversammlung (einzeln und zusammen die “Generalversammlung”) wird durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle, spätestens 20 Kalendertage vor dem Tag der Generalversammlung einberufen.	[1] Notice of an Annual General Meeting or an Extraordinary General Meeting (individually and collectively the “General Meeting of Shareholders”) shall be given by the Board of Directors or, if necessary, by the auditor, at least twenty calendar days before the General Meeting of Shareholders is to take place.

[2] Die auf Verlangen eines Aktionärs durchzuführende ausserordentliche Generalversammlung ist durch den Verwaltungsrat innerhalb eines angemessenen Zeitraums seit Empfang des Begehrens auf Einberufung einer ausserordentlichen Generalversammlung einzuberufen.	2 In case of an Extraordinary General Meeting requested by a shareholder, the Board of Directors shall call such Extraordinary General Meeting within a reasonable time after such request.

[3] Die Einberufung erfolgt durch einmalige Bekanntmachung im Publikationsorgan der Gesellschaft gemäss Artikel 34 dieser Statuten. Für die Einhaltung der Einberufungsfrist ist der Tag der Veröffentlichung der Einberufung im Publikationsorgan massgeblich, wobei der Tag der Veröffentlichung nicht mitzuzählen ist. Die im Aktienbuch eingetragenen Aktionäre können zudem auf dem ordentlichen Postweg über die Generalversammlung informiert werden.	[3] Notice of the General Meeting of Shareholders shall be given by way of a single announcement in the official means of publication of the Company pursuant to Article 34 of these Articles of Association. The notice period shall be deemed to have been observed if notice of the General Meeting of Shareholders is published in such official means of publication, it being understood that the date of publication is not to be included for purposes of computing the notice period. Shareholders of record may in addition be informed of the General Meeting of Shareholders by ordinary mail.

[4] Die Einberufung enthält die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates und des oder der Aktionäre, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, und bei Wahlen die Namen des oder der zur Wahl vorgeschlagenen Kandidaten.	[4] The notice of a General Meeting of Shareholders shall specify the items on the agenda and the proposals of the Board of Directors and/or the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda, and, in the event of elections, the name(s) of the candidate(s) that has or have been put on the ballot for election.

Artikel 16: Traktandierung; Nominierungen	Article 16: Agenda; Nominations

[1] Ein oder mehrere Aktionäre, die zusammen mindestens zehn Prozent des Aktienkapitals, oder eines oder mehrerer Aktionäre, die Aktien im Nennwert von 1 Million Schweizer Franken vertreten, können die Traktandierung eines Verhandlungsgegenstandes verlangen.	[1] One or more shareholders who, in the aggregate, represent at least one-tenth of the share capital recorded in the Commercial Register, or, alternatively, who represent Swiss Francs 1 million may request that an item be included on the agenda of a General Meeting of Shareholders.

[2] Das Traktandierungsbegehren muss spätestens 60, frühestens aber 120 Kalendertage vor der Generalversammlung an den Sekretär der Gesellschaft zugestellt werden. Jedes Gesuch muss den Namen und die Adresse des antragstellenden Aktionärs (so, wie er in den Gesellschaftsunterlagen aufgeführt ist), sowie eine eindeutige und präzise Formulierung des Verhandlungsgegenstandes enthalten. Darüberhinaus ist ein Nachweis über die erforderliche, im Aktienbuch der Gesellschaft eingetragene Aktionärseigenschaft beizulegen. Sofern der Vorsitzende der Generalversammlung feststellt, dass ein Verhandlungsgegenstand nicht ordnungsgemäss traktandiert wurde, so hat er diesen Verhandlungsgegenstand für nicht ordnungsgemäss traktandiert zu erklären und den Gegenstand von der Verhandlung auszuschliessen.	2 In order for an item to be included on the agenda for a General Meeting of Shareholders, a written request must be sent to the Secretary of the Company not less than 60 nor more than 120 calendar days prior to the meeting. Each such request must specify the name and address of the shareholder(s) who requested it (as the same appear in the Company’s records), and a clear and concise statement of the agenda item, and shall be accompanied by evidence of the required shareholdings recorded in the share register. If the chairman of a General Meeting of Shareholders determines that any proposed business has not been properly brought before the meeting, he shall declare such business out of order; and such business shall not be conducted at the meeting.

[3] Der Verwaltungsrat oder jeder zu der Wahl von Verwaltungsräten berechtigte Aktionär darf Nominierungen für die Wahl des Verwaltungsrates der Gesellschaft treffen. Jeder Aktionär, der im Rahmen der Generalversammlung zu der Wahl von Verwaltungsräten berechtigt ist, darf Personen für die Wahl des Verwaltungsrates nur dann vorschlagen, wenn die Absicht einer solchen Nominierung dem Sekretär der Gesellschaft in schriftlicher Form durch persönliches Überbringen, Brief, im Voraus bezahltes Porto, und unter den folgenden Voraussetzungen, angekündigt wurde: (a) 90 Tage vor Durchführung einer ordentlichen Generalversammlung, und (b) bei ausserordentlichen Generalversammlungen, bis spätestens zum Ende der ordentlichen Bürostunden am siebenten Arbeitstag nach der erstmaligen Bekanntgabe einer derartigen Versammlung. Jeder der Wahlvorschläge muss inhaltlich folgenden Anforderungen genügen: (i) Name und Adresse des Aktionärs, der ein oder mehrere Personen für die Wahl vorschlägt; (ii) ein Nachweis, dass der	[3] Nominations for the election of directors of the Company may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Any shareholder entitled to vote for the election of directors at a General Meeting of Shareholders may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by mail, postage prepaid, to the Secretary of the Company not later than (a) with respect to an election to be held at an Annual General Meeting of Shareholders, 90 days in advance of such meeting, and (b) with respect to an election to be held at an Extraordinary General Meeting of Shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination of the person or persons to be nominated; (ii) a representation that the sharehol

Aktionär die Anteile hält, die ihn zu einer Wahl berechtigen und dass er beabsichtigt, an der Versammlung persönlich oder durch einen Vertreter teilzunehmen, um die vorgeschlagene Person zu nominieren, (iii) die Benennung aller Vereinbarungen und Übereinkünfte zwischen dem Aktionär und der von diesem nominierten Person und jedem Dritten (namentliche Nennung erforderlich), gemäss welchem eine Nominierung durch den Aktionär erfolgen soll; (iv) weitere Informationen über jede durch einen Aktionär nominierte Person, die von der Gesellschaft nach den Regeln der SEC in einem sog. Proxy Statement aufgenommen und hätte veröffentlicht werden müssen; und (v) die Erklärung der nominierten Person das Mandat als Verwaltungsrat anzunehmen für den Fall, dass die nominierte Person in diese Funktion gewählt wird. Der Vorsitzende kann, bei Nichteinhaltung der in diesem Absatz umschriebenen Vorgehensweise, die Anerkennung einer Nominierung verweigern.	der is a holder of record of Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholders as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

4 Zu nicht gehörig angekündigten Verhandlungsgegenständen können keine Beschlüsse gefasst werden. Hiervon ausgenommen ist jedoch der Beschluss über den in einer Generalversammlung gestellten Antrag auf:	4 No resolution may be passed at a General Meeting of Shareholders concerning an agenda item in relation to which due notice was not given, except for proposals made during a General Meeting of Shareholders to:

(a) Einberufung einer ausserordentlichen Generalversammlung; sowie	(a) convene an Extraordinary General Meeting; or

(b) Durchführung einer Sonderprüfung gemäss Artikel 697a OR.	(b) initiate a special investigation in accordance with article 697a CO.

[5] Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.	5 No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

Artikel 17: Vorsitz der Generalversammlung, Protokoll, Stimmenzähler	Article 17: Acting Chair, Minutes, Vote Counters

1 An der Generalversammlung führt der Verwaltungsratspräsident oder, bei dessen Verhinderung, der Vizepräsident oder eine andere vom Verwaltungsrat bezeichnete Person den Vorsitz.	1 At the General Meeting of Shareholders the Chairman of the Board of Directors or, in his absence, the Vice-Chairman or any other person designated by the Board of Directors, shall take the chair.

[2] Der Vorsitzende der Generalversammlung bestimmt den Protokollführer und die Stimmenzähler, die alle nicht Aktionäre sein müssen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.	[2] The acting chair of the General Meeting of Shareholders shall appoint the secretary and the vote counters, none of whom need be shareholders. The minutes of the General Meeting of Shareholders shall be signed by the acting chair and the secretary.

[3] Dem Vorsitzenden der Generalversammlung stehen die notwendigen und erforderlichen Befugnisse und Kompetenzen für eine ordnungsgemässe Durchführung der Generalversammlung zu.	[3] The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.

Artikel 18: Recht auf Teilnahme, Vertretung der Aktionäre	Article 18: Right to Participation and Representation

Sofern die Statuten es vorsehen, ist jeder an einem bestimmten, durch den Verwaltungsrat vorgegebenen Stichtag, im Aktienbuch eingetragene Aktionär ist berechtigt, an der Generalversammlung teilzunehmen und an der Beschlussfassung mitzuwirken. Ein Aktionär kann sich an der Generalversammlung vertreten lassen, wobei der Vertreter nicht Aktionär sein muss. Der Verwaltungsrat kann die Einzelheiten über die Vertretung und Teilnahme an der Generalversammlung in Verfahrensvorschriften regeln.	Except as provided in these Articles of Association, each shareholder recorded in the share register on a specific qualifying day which may be designated by the Board of Directors shall be entitled to participate at the General Meeting of Shareholders and in any vote taken. The shareholders may be represented by proxies who need not be shareholders. The Board of Directors may issue the particulars of the right to representation and participation at the General Meeting of Shareholders in procedural rules.

Artikel 19: Stimmrechte	Article 19: Voting Rights

[1] Sofern von Artikel 19 vorgesehen, berechtigt jede Aktie zu einer Stimme. Das Stimmrecht untersteht den Bedingungen von Artikel 9 und 10 dieser Statuten.	[1] Except as provided in this Article 19, each Share shall convey the right to cast one vote. The right to vote is subject to the conditions of Articles 9 and 10 of these Articles of Association.

[2] Vorbehaltlich der Absätze 3 und 4 dieses Artikels 19, für den Fall dass und sofern eine zivilrechtliche Person Aktien in einer Gesamtmenge von mindestens 15% des im Handelsregister registrierten Aktienkapitals (die eigenen Aktien der Gesellschaft davon ausgenommen) hält, ist die Stimmberechtigung dieser zivilrechtlichen Person an einer ordentlichen Generalversammlung auf 15% aller verliehenen Aktienstimmen des im Handelsregister registrierten Aktienkapitals (die eigenen Aktien der Gesellschaft davon ausgenommen) minus einer einzelnen Akteinstimme beschränkt.	[2] Subject to para. 3 and 4 of this Article 19, if and so long as the Shares Owned by any Person constitute 15% or more of the share capital registered in the Commercial Register (excluding treasury shares), such Person shall be entitled to cast votes at any General Meeting of Shareholders in the aggregate equal to one vote less than 15% of all the number of votes conferred by all the share capital registered in the Commercial Register (excluding treasury shares).

[3] Der Verwaltungsrat ist befugt, durch Anordnungen oder Vereinbarungen Zivilrechtlichen Personen die 15% oder mehr des im Handelsregister eingetragenen Aktienkapitals (die eigenen Aktien der Gesellschaft davon ausgenommen) halten, das Recht einräumen, für jede Generalversammlung ihre Stimmrechte auch über die 15% abzüglich einer Aktie hinaus ausüben zu können. Diese Befugnis umfasst auch die uneingeschränkte Gestattung der Stimmrechtsausübung in bezug auf Aktien, die für den Aktionär mittels Nominee oder Clearing Nominee gehalten werden, sowie die Gestattung der Stimmrechtsausübung in besonderen Fällen, insbesondere im Zusammenhang mit (aber nicht beschränkt auf) Übernahmen von Unternehmen oder Unternehmensteilen. Sofern der Verwaltungsrat keine abweichende Bestimmung trifft, finden die in diesem Artikel 19 Absatz 2 enthaltenen Stimmrechtsbeschränkungen keine Anwendung auf Clearing Nominees.	[3] The Board of Directors may by means of regulations or agreements allow Persons Owning 15% or more of the share capital registered in the Commercial Register (excluding treasury shares) to cast votes at any General Meeting of Shareholders in excess of the aggregate of one vote less than 15%, including without limitation to permit the exercise of voting rights in respect of Shares held on behalf of the Owner thereof by nominees or Clearing Nominees or to permit voting rights in special cases. Unless the Board of Directors determines otherwise, the voting limit contained in para. 2 of this Article 19 shall not apply to Clearing Nominees.

[4] Die in diesem Artikel 19 Absatz 2 enthaltenen Beschränkungen finden keinerlei Anwendung auf die Stimmrechtsausübung nach den statutarischen Bestimmungen betreffend Vertreter institutioneller Aktionäre.	[4] The limitation contained in para. 2 of this Article 19 shall not apply to the exercise of voting rights pursuant to the statutory rules on institutional shareholder representatives.

Artikel 20: Beschlüsse und Wahlen: Mehrheitserfordernisse	Article 20: Resolutions and Elections: Voting Requirements

[1] Die Generalversammlung fasst Beschlüsse und entscheidet Wahlen, soweit das Gesetz oder diese Statuten es nicht anders bestimmen, mit der relativen Mehrheit der abgegebenen Aktienstimmen (wobei Enthaltungen, Broker Nonvotes, leere oder ungültige Stimmen für die Bestimmung des Mehrs nicht berücksichtigt werden).	[1] Unless otherwise required by Swiss statutory law or these Articles of Association, the General Meeting of Shareholders shall take resolutions and decide elections upon a relative majority of the votes cast at the General Meeting of Shareholders (whereby abstentions, broker nonvotes, blank or invalid ballots shall be disregarded for purposes of establishing the majority).

[2] Die Generalversammlung entscheidet über die Wahl von Mitgliedern des Verwaltungsrates nach der Mehrheit der abgegebenen Stimmen. Danach gilt diejenige Person, welche die grösste Zahl der abgegebenen Aktienstimmen für einen Verwaltungsratssitz erhält, für den betreffenden Verwaltungsratssitz gewählt. Aktienstimmen gegen einen Kandidaten, Stimmenthaltungen, Broker Nonvotes, leere oder ungültige Stimmen haben für die Zwecke dieses Artikels 20 Absatz 2 keine Auswirkungen auf die Wahl von Mitgliedern des Verwaltungsrates.	[2] The General Meeting of Shareholders shall decide elections of members of the Board of Directors upon a plurality of the votes cast at the General Meeting of Shareholders. A plurality means that the individual who receives the largest number of votes for a board seat is elected to that board seat. Votes against any candidate, abstentions, broker nonvotes, blank or invalid ballots shall have no impact on the election of members of the Board of Directors under this Article 20 para. 2.

3 Für die Abwahl von amtierenden Mitgliedern des Verwaltungsrates gelten das Mehrheitserfordernis gemäss Artikel 21 Absatz 2(e) sowie das Präsenzquorum von Artikel 22 Absatz 2(a).	[3] For the removal of a serving member of the Board of Directors, the voting requirement set forth in Article 21 para. 2(e) and the presence quorum set forth in Article 22 para. 2(a) shall apply.

[4] Die Abstimmungen und Wahlen erfolgen offen, es sei denn, dass die Generalversammlung schriftliche Abstimmung respektive Wahl beschliesst oder der Vorsitzende der Generalversammlung dies anordnet. Der Vorsitzende der Generalversammlung kann Abstimmungen und Wahlen auch mittels elektronischem Verfahren durchführen lassen. Elektronische Abstimmungen und Wahlen sind schriftlichen Abstimmen und Wahlen gleichgestellt.	[4] Resolutions and elections shall be decided by a show of hands, unless a written ballot is resolved by the General Meeting of Shareholders or is ordered by the acting chair of the General Meeting of Shareholders. The acting chair may also hold resolutions and elections by use of an electronic voting system. Electronic resolutions and elections shall be considered equal to resolutions and elections taken by way of a written ballot.

[5] Der Vorsitzende der Generalversammlung kann eine offene Wahl oder Abstimmung immer durch eine schriftliche oder elektronische wiederholen lassen, sofern seiner Ansicht nach Zweifel am Abstimmungsergebnis bestehen. In diesem Fall gilt die vorausgegangene offene Wahl oder Abstimmung als nicht erfolgt.	[5] The chair of the General Meeting of Shareholders may at any time order that an election or resolution decided by a show of hands be repeated by way of a written or electronic ballot if he considers the vote to be in doubt. The resolution or election previously held by a show of hands shall then be deemed to have not taken place.

Artikel 21: Besonderes Stimmen Quorum	Article 21: Special Vote

[1] Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der an der Generalversammlung vertretenen Aktien sowie die absolute Mehrheit des vertretenen Aktiennennwertes, auf sich vereinigt, ist erforderlich für:	[1] The approval of at least two-thirds of the Shares represented at a General Meeting of Shareholders and the absolute majority of the par value of such Shares, shall be required for resolutions with respect to:

(a) Die Ergänzung oder Änderung des Gesellschaftszweckes gemäss Artikel 2 dieser Statuten;	(a) the amendment or modification of the purpose of the Company as described in Article 2 of these Articles of Association;

(b) die Einführung von Stimmrechtsaktien;	(b) the creation of shares with voting power greater than the Shares;

(c) die Beschränkung der Übertragbarkeit der Aktien und die Änderung oder Aufhebung einer solche Beschränkung;	(c) the restriction on the transferability of Shares and the modification or removal of such restriction;

(d) die Beschränkung der Ausübung des Stimmrechts und die Änderung oder Aufhebung einer solchen Beschränkung;	(d) the restriction on the exercise of the right to vote and the modification or removal of such restriction;

(e) eine Änderung des genehmigten oder bedingten Aktienkapitals, ausgenommen davon sind Aktienkapitalerhöhungen gemäss Artikel 6 Absatz 1 und Artikel 7 Absatz 1;	(e) a change to the authorized or conditional share capital, other than increases in share capital permitted by Article 6 para. 1 and Article 7 para. 1;

(f) die Kapitalerhöhung (i) aus Eigenkapital, (ii) gegen Sacheinlage oder zwecks Sachübernahme oder (iii) die Gewährung von besonderen Vorteilen;	(f) an increase in share capital through (i) the conversion of capital surplus, (ii) contribution in kind or for purposes of an acquisition of assets, or (iii) the granting of special privileges upon a capital increase;

(g) die Einschränkung oder Aufhebung des Bezugsrechts oder des Vorwegzeichnungsrechtes;	(g) the limitation on or withdrawal of preemptive or preferential subscription rights;

(h) die Verlegung des Sitzes der Gesellschaft;	(h) the relocation of the registered office of the Company;

(i) die Fusion im Wege der Absorption einer anderen Gesellschaft vorbehaltlich der zusätzlichen Voraussetzungen unter Artikel 21 Absatz 3 dieser Statuten und im Rahmen der gesetzlichen Vorgaben schweizerischen Rechts;
(i) subject to Article 21 para. 3 of these Articles of Association and as far as required by Swiss statutory law, the merger by way of absorption of another company;

(j) die Auflösung der Gesellschaft; und	(j) the dissolution of the Company; and

(k) jede Änderung dieses Artikels 21 Absatz 1.	(k) any change to this Article 21 para. 1.

[2] Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der Gesamtstimmen ist erforderlich für:	[2] The approval of at least two-thirds of the Total Voting Shares shall be required for:

(a) Jede Änderung von Artikel 16 dieser Statuten;	(a) any change to Article 16 of these Articles of Association;

(b) jede Änderung von Artikel 20 dieser Statuten;	(b) any change to Article 20 of these Articles of Association;

(c) jede Änderung dieses Artikels 21 Absatz 2;	(c) any change to this Article 21 para. 2;

(d) jede Änderung von Artikel 22, 23, 24 oder 25 dieser Statuten; und	(d) any change to Article 22, 23, 24 or 25 of these Articles of Association; and

(e) die Abwahl eines amtierenden Mitglieds des Verwaltungsrates.	(e) a resolution with respect to the removal of a serving member of the Board of Directors.

[3] Zusätzlich zu etwaigen benötigten Zustimmungserfordernissen ist ein Beschluss der Generalversammlung mit einer Mehrheit, die mindestens die Summe von: (i) zwei Drittel der Gesamtstimmen; zuzüglich (ii) einer Zahl von stimmberechtigten Aktien, die einem Drittel der von Nahestehenden Aktionären (wie in Artikel 35 dieser Statuten definiert) gehaltenen Aktienstimmen entspricht, auf sich vereinigt, erforderlich für (1) jeden Zusammenschluss der Gesellschaft mit einem Nahestehenden Aktionär innerhalb eines Zeitraumes von drei Jahren, seitdem diese Zivilrechtliche Person zu einem Nahestehenden Aktionär wurde, (2) jede Änderung von Artikel 12(f) dieser Statuten oder (3) jede Änderung von diesem Artikel 21 Absatz 3 dieser Statuten (einschliesslich der dazugehörigen Definitionen in Artikel 35 dieser Statuten). Das im vorangehenden Satz aufgestellte Zustimmungserfordernis ist jedoch nicht anwendbar falls:	3 In addition to any approval that may be required under applicable law, the approval of a majority at least equal to the sum of: (i) two-thirds of the Total Voting Shares; plus (ii) a number of Shares entitled to vote that is equal to one-third of the number of Shares entitled to vote held by Interested Shareholders (as defined in Article 35 of these Articles of Association), shall be required for the Company to (1) engage in any Business Combination with an Interested Shareholder for a period of three years following the time that such Person became an Interested Shareholder, (2) amend Article 12(f) of these Articles of Association or (3) amend this Article 21 para. 3 of these Articles of Association (including any of definitions pertaining thereto as set forth in Article 35 of these Articles of Association); provided, however, that the approval requirement in the preceding sentence shall not apply if:

(a) der Verwaltungsrat, bevor diese Zivilrechtliche Person zu einem Nahestehenden Aktionär wurde, entweder den Zusammenschluss oder eine andere Transaktion genehmigte, als Folge derer diese Person zu einem Nahestehenden Aktionär wurde;
(a) prior to such time that such Person became an Interested Shareholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such Person becoming an Interested Shareholder;

(b) nach Vollzug der Transaktion, als Folge derer diese Zivilrechtliche Person zu einem Nahestehenden Aktionär wurde, der Nahestehende Aktionär unmittelbar vor Beginn der betreffenden Transaktion mindestens 85% der Gesamtstimmen hält, wobei zur Bestimmung der Anzahl der allgemein stimmberechtigten Aktien (nicht jedoch zur Bestimmung der durch den Nahestehenden Aktionär gehaltenen Aktien) folgende Aktien nicht zu berücksichtigen sind: Aktien, (x) welche von Zivilrechtlichen Personen gehalten werden, die sowohl Verwaltungsrats- wie Geschäftsleitungsmitglieder sind, und (y) welche für Mitarbeiteraktienpläne reserviert sind, soweit die diesen Plänen unterworfenen Mitarbeiter nicht das Recht haben, unter Wahrung der Vertraulichkeit darüber zu entscheiden, ob Aktien, die dem betreffenden Mitarbeiteraktienplan unterstehen, in einem Übernahme- oder Austauschangebot angedient werden sollen oder nicht;
(b) upon consummation of the transaction which resulted in such Person becoming an Interested Shareholder, the Interested Shareholder Owned at least 85% of the Total Voting Shares at the time the transaction commenced, excluding for purposes of determining such number of Shares then in issue (but not for purposes of determining the Shares Owned by the Interested Shareholder), those Shares Owned (x) by Persons who are both members of the Board of Directors and officers of the Company and (y) by employee share plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer;

(c) eine Zivilrechtliche Person unbeabsichtigterweise zu einem Nahestehenden Aktionär wird und (x) das Eigentum an einer genügenden Anzahl Aktien sobald als möglich veräussert, so dass sie nicht mehr länger als Nahestehender Aktionär qualifiziert und (y) zu keinem Zeitpunkt während der drei dem Zusammenschluss zwischen der Gesellschaft und dieser Zivilrechtlichen Person unmittelbar vorangehenden Jahren als Nahestehender Aktionär gegolten hätte, ausgenommen aufgrund des unbeabsichtigten Erwerbs der Eigentümerschaft.
(c) a Person becomes an Interested Shareholder inadvertently and (x) as soon as practicable divests itself of Ownership of sufficient Shares so that such Person ceases to be an Interested Shareholder and (y) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Person, have been an Interested Shareholder but for the inadvertent acquisition of Ownership; or

(d) der Zusammenschluss vor Vollzug oder Verzicht auf und nach öffentlicher Bekanntgabe oder der nach diesem Abschnitt erforderlichen Mitteilung (was auch immer früher erfolgt) eine(r) beabsichtigten Transaktion vorgeschlagen wird, welche (i) eine der Transaktionen im Sinne des zweiten Satzes dieses Artikels 21 Absatz 3(d) darstellt; (ii) mit oder von einer Zivilrechtlichen Person abgeschlossen wird, die entweder während den letzten drei Jahren kein Nahestehender Aktionär war oder die mit der Genehmigung des Verwaltungsrates zu einem Nahestehenden Aktionär wurde; und (iii) von einer Mehrheit der dannzumal amtierenden Mitglieder des Verwaltungsrates (aber mindestens einem) genehmigt oder nicht abgelehnt wird, die entweder bereits Verwaltungsratsmitglieder waren, bevor in den drei vorangehenden Jahren irgendeine Zivilrechtliche Person zu einem Nahestehenden Aktionär wurde, oder die auf Empfehlung einer Mehrheit solcher Verwaltungsratsmitglieder als deren Nachfolger zur Wahl vorgeschlagen wurden. Die im vorangehenden Satz erwähnten beabsichtigen Transaktionen sind auf folgende beschränkt: (x) eine Fusion oder eine andere Form des Zusammenschlusses der Gesellschaft (mit Ausnahme einer Fusion, welche keine Genehmigung durch die Generalversammlung der Gesellschaft voraussetzt); (y) ein Verkauf, eine Vermietung oder eine Verpachtung ein Tausch, hypothekarische Belastung, Verpfändung, Übertragung oder anderweitige Verfügung (ob in einer oder mehreren Transaktionen), von Vermögenswerten der Gesellschaft oder einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird (jedoch nicht an eine direkt oder indirekt zu 100% gehaltene Konzerngesellschaft oder an die Gesellschaft), soweit diese Vermögenswerte einen Marktwert von 50% oder mehr entweder des auf konsolidierter Basis aggregierten Marktwertes aller Vermö
(d) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article 21 para. 3(d); (ii) is with or by a Person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were Directors prior to any Person becoming an Interested Shareholder during the previous three years or were recommended for election to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Company (except for a merger in respect of which no vote of the Company’s shareholders is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority- Owned subsidiary of the Company (other than to any direct or indirect wholly Owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the Shares registered in the Commercial Register; or (z) a proposed tender or exchange offer for 50% or more of the Total Voting Shares. The Company shall give not less than 20 calendar days’ notice to all Interested Shareholders as well as to the other

genswerte der Gesellschaft oder des aggregierten Marktwertes aller dann im Handelsregister eingetragenen Aktien (die eigenen Aktien der Gesellschaft davon ausgenommen), unabhängig davon, ob eine dieser Transaktionen Teil einer Auflösung der Gesellschaft ist oder nicht; oder (z) ein vorgeschlagenes Übernahme- oder Umtauschangebot für 50% oder mehr der Gesamtstimmen der Gesellschaft. Die Gesellschaft muss Nahestehenden Aktionären sowie den übrigen Aktionären den Vollzug einer der unter (x) oder (y) des zweiten Satzes dieses Artikels 21 Absatz 3(d) erwähnten Transaktionen mindestens 20 Kalendertage vorher mitteilen	shareholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article 21 para. 3(d).

Artikel 22: Präsenzquorum	Article 22: Presence Quorum

[1] Jede Beschlussfassung oder Wahl setzt zu ihrer Gültigkeit im Zeitpunkt der Konstituierung der Generalversammlung ein Präsenzquorum von Aktionären, welche mindestens die Mehrheit aller Gesamtstimmen vertritt, voraus. Die Aktionäre können mit der Behandlung der Traktanden fortfahren, selbst wenn Aktionäre nach Bekanntgabe des Quorums durch den Vorsitzenden die Generalversammlung verlassen.	[1] The adoption of any resolution or election requires the presence of at least a majority of the Total Voting Shares at the time when the General Meeting of Shareholders proceeds to business. The shareholders present at a General Meeting of Shareholders may continue to transact business, despite the withdrawal of shareholders from such General Meeting of Shareholders following announcement of the presence quorum at that meeting.

[2] Die nachfolgend aufgeführten Angelegenheiten erfordern zum Zeitpunkt der Konstituierung der Generalversammlung ein Präsenzquorum von Aktionären, welche mindestens zwei Drittel Gesamtstimmen vertreten:	[2] The matters set forth below require the presence of at least two-thirds of the Total Voting Shares at the time when the General Meeting of Shareholders proceeds to business:

(a) Die Beschlussfassung über die Abwahl eines amtierenden Verwaltungsratsmitglieds (Artikel 20 Absatz 3 und 21 Absatz 2(e) dieser Statuten); und	(a) the adoption of a resolution to remove a serving member of the Board of Directors (Articles 20 para. 3 and 21 para. 2(e) of these Articles of Association); and

(b) die Beschlussfassung, diesen Artikel 22 oder Artikel 12(f), 20, 21, 23, 24 oder 25 dieser Statuten zu ändern, zu ergänzen, nicht anzuwenden oder ausser Kraft zu setzen	(b) the adoption of a resolution to amend, vary, suspend the operation of, disapply or cancel this Article 22 or Articles 12(f), 20, 21, 23, 24 or 25 of these Articles of Association.

B. Verwaltungsrat	B. Board of Directors

Artikel 23: Anzahl Verwaltungsräte	Article 23: Number of Directors

[1] Der Verwaltungsrat besteht aus mindestens drei und höchstens neun Mitgliedern.	[1] The Board of Directors shall consist of no less than three and no more than nine members.

[2] Sollte die Anzahl der Verwaltungsräte unter die in diesen Statuten vorgesehene Mindestanzahl fallen, kann die Ernennung neuer Verwaltungsratsmitglieder	[2] Should the number of the members of Board of Directors fall under the minimum number provided for in these Articles of Association, the completion of the Board of Directors may be deferred until the next Annual General Meeting.

zur Vervollständigung des Verwaltungsrats bis zur nächsten ordentlichen Generalversammlung aufgeschoben werden.

Artikel 24: Amtsdauer	Article 24: Term of Office

[1] Die Verwaltungsräte werden vom Verwaltungsrat in drei Klassen aufgeteilt, welche als Klasse I, Klasse II und Klasse III bezeichnet werden. An jeder ordentlichen Generalversammlung soll jede Klasse Verwaltungsräte, deren Amtsdauer abläuft, für eine Amtsdauer von drei Jahren bzw. bis zur Wahl eines Nachfolgers in sein Amt gewählt werden.	[1] The Board of Directors shall divide its members into three classes, designated Class I, Class II and Class III. At each Annual General Meeting, each class of the members of the Board of Directors whose term shall then expire shall be elected to hold office for a three-year term or until the election of their respective successor in office.

[2] Der Verwaltungsrat legt die Reihenfolge der Wiederwahl fest, wobei die erste Amtszeit einer bestimmten Klasse von Verwaltungsräten auch weniger als drei Jahre betragen kann. Für die Zwecke dieser Bestimmung ist unter einem Jahr der Zeitabschnitt zwischen zwei ordentlichen Generalversammlungen zu verstehen.	[2] The Board of Directors shall establish the order of rotation, whereby the first term of office of members of a particular class may be less than three years. For purposes of this provision, one year shall mean the period between two Annual General Meetings.

[3] Wenn ein Verwaltungsratsmitglied vor Ablauf seiner Amtsdauer aus welchen Gründen auch immer ersetzt wird, endet die Amtsdauer des an seiner Stelle gewählten neuen Verwaltungsratsmitgliedes mit dem Ende der Amtsdauer seines Vorgängers.	3 If, before the expiration of his term of office, a Director should be replaced for whatever reason, the term of office of the newly elected member of the Board of Directors shall expire at the end of the term of office of his predecessor.

Artikel 25: Organisation des Verwaltungsrats, Entschädigung	Article 25: Organization of the Board, Remuneration

[1] Der Verwaltungsrat wählt aus seiner Mitte einen Verwaltungsratspräsidenten. Er kann einen oder mehrere Vizepräsidenten wählen. Er bestellt weiter einen Sekretär, welcher nicht Mitglied des Verwaltungsrates sein muss. Der Verwaltungsrat regelt unter Einhaltung der Bestimmungen des Gesetzes und dieser Statuten die Einzelheiten seiner Organisation in einem Organisationsreglement.	[1] The Board of Directors shall elect from among its members a Chairman. It may elect one or more Vice-Chairmen. It shall further appoint a Secretary, who need not be a member of the Board of Directors. Subject to applicable law and these Articles of Association, the Board of Directors shall establish the particulars of its organization in By-Laws.

[2] Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen sowie auf eine ihrer Tätigkeit und Verantwortung entsprechende Entschädigung, deren Betrag der Verwaltungsrat auf Antrag eines Ausschusses des Verwaltungsrates festlegt.	[2] The members of the Board of Directors shall be entitled to reimbursement of all expenses incurred in the interest of the Company, as well as remuneration for their services that is appropriate in view of their functions and responsibilities. The amount of the remuneration shall be determined by the Board of Directors upon recommendation by a committee of the Board of Directors.

3 Im Rahmen des gesetzlich Zulässigen, hält die Gesellschaft gegenwärtige und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Kosten, -Abgaben, Verluste, Schäden und Auslagen aus drohenden, hängigen oder abge	[3] The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the existing and former members of the Board of Directors and officers, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or completed actions, suits or proceedings —

schlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf- oder verwaltungsrechtlicher oder anderer Natur schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen entstehen aufgrund von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen anlässlich oder im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten oder aufgrund der Tatsache, dass sie Mitglieder des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft sind oder waren oder auf Aufforderung der Gesellschaft als Mitglied des Verwaltungsrates, der Geschäftsleitung oder als Arbeitnehmer oder Agent einer anderen Gesellschaft, einer nicht- rechtsfähigen Personengesellschaft, eines Joint Ventures, eines Trusts oder einer sonstigen Geschäftseinheit sind oder waren.	whether civil, criminal, administrative or investigative — and all costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a member of the Board of Directors or officer of the Company, or while serving as a member of the Board of Director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

[4] Ohne den vorangehenden Absatz 3 dieses Artikels 25 einzuschränken, bevorschusst die Gesellschaft gegenwärtigen und ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung Gerichts- und Anwaltskosten. Die Gesellschaft kann solche Vorschüsse zurückfordern, wenn ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde in einem endgültigen, nicht weiterziehbaren Urteil bzw. Entscheid zum Schluss kommt, dass eine der genannten Zivilrechtlichen Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.	[4] Without limiting the foregoing para. 3 of this Article 25, the Company shall advance court costs and attorneys’ fees to the existing and former members of the Board of Directors and officers. The Company may however recover such advanced costs if any of said Persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a Director of officer.

Artikel 26: Befugnisse des Verwaltungsrats	Article 26: Specific Powers of the Board

[1] Der Verwaltungsrat hat die in Artikel 716a OR statuierten unübertragbaren und unentziehbaren Aufgaben, insbesondere:	[1] The Board of Directors has the non-delegable and inalienable duties as specified in Article 716a CO, in particular:

(a) die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	(a) the ultimate direction of the business of the Company and the issuance of the required directives;

(b) die Festlegung der Organisation der Gesellschaft; und	(b) the determination of the organization of the Company; and

(c) die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen	(c) the ultimate supervision of the individuals entrusted with management duties, in particular with regard to compliance with law, these Articles of Association, By-Laws, regulations and directives.

[2] Der Verwaltungsrat kann überdies in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz oder Statuten der Generalversammlung zugeteilt sind.	2 In addition, the Board of Directors may pass resolutions with respect to all matters that are not reserved to the General Meeting of Shareholders by law or under these Articles of Association.

[3] Der Verwaltungsrat kann Beteiligungspläne der Gesellschaft der Generalversammlung zur Genehmigung vorlegen.	[3] The Board of Directors may submit benefit or incentive plans of the Company to the General Meeting of Shareholders for approval.

Artikel 27: Kompetenzdelegation	Article 27: Delegation of Powers

Der Verwaltungsrat kann unter Vorbehalt von Artikel 26 Absatz 1 dieser Statuten sowie des OR die Geschäftsführung nach Massgabe eines Organisationsreglements ganz oder teilweise an eines oder mehrere seiner Mitglieder, an einen oder mehrere Ausschüsse des Verwaltungsrates oder an Dritte übertragen.	Subject to Article 26 para. 1 of these Articles of Association and the applicable provisions of the CO, the Board of Directors may delegate the management of the Company in whole or in part to individual directors, one or more committees of the Board of Directors or to persons other than Directors pursuant to By-Laws.

Artikel 28: Sitzung des Verwaltungsrats	Article 28: Meeting of the Board of Directors

[1] Sofern das vom Verwaltungsrat erlassene Organisationsreglement nichts anderes festlegt, ist zur gültigen Beschlussfassung über Geschäfte des Verwaltungsrates die Anwesenheit einer Mehrheit der Mitglieder des gesamten Verwaltungsrates notwendig. Kein Präsenzquorum ist erforderlich für die Feststellungsbeschlüsse des Verwaltungsrates im Zusammenhang mit Kapitalerhöhungen und die entsprechenden Statutenanpassungen.	[1] Except as otherwise set forth in By-Laws of the Board of Directors, the attendance quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the whole Board of Directors. No attendance quorum shall be required for resolutions of the Board of Directors providing for the confirmation of a capital increase or for the amendment of the Articles of Association in connection therewith.

[2] Der Verwaltungsrat fasst seine Beschlüsse mit einer Mehrheit der von den anwesenden Verwaltungsräten abgegebenen Stimmen, vorausgesetzt, das Präsenzquorum von Absatz 1 dieses Artikels 28 ist erfüllt. Der Verwaltungsratspräsident hat bei Stimmengleichheit keinen Stichentscheid.	[2] The Board of Directors shall pass its resolutions with the majority of the votes cast by the Directors present at a meeting at which the attendance quorum of para. 1 of this Article 28 is satisfied. The Chairman shall have no casting vote.

Artikel 29: Zeichnungsberechtigung	Article 29: Signature Power

Die rechtsverbindliche Vertretung der Gesellschaft durch Mitglieder des Verwaltungsrates und durch Dritte wird in einem Organisationsreglement festgelegt.	The due and valid representation of the Company by members of the Board of Directors and other persons shall be set forth in By-Laws.

C. Revisionsstelle	C. Auditor

Artikel 30: Amtsdauer, Befugnisse und Pflichten	Article 30: Term, Power, Duties

[1] Die Revisionsstelle wird von der ordentlichen Generalversammlung gewählt und es obliegen ihr die vom Gesetz zugewiesenen Befugnisse und Pflichten.	[1] The auditor shall be elected by the Annual General Meeting and shall have the powers and duties vested in it by law.

[2] Die Amtsdauer der Revisionsstelle beginnt am Tage der Wahl an einer ordentlichen Generalversammlung und endet am Tage der Wiederwahl der aktuellen Revisionsstelle oder am Tag der Wahl einer anderen Revisionsstelle als Nachfolgerin der bisherigen Revisionsstelle.	[2] The term of office of the auditor shall commence on the day of election at an Annual General Meeting and terminate on the day that auditor is re-elected or that auditor’s successor is elected.

IV. Jahresrechnung, Konzernrechnung und Gewinnverteilung	IV. Annual Statutory Financial Statements, Consolidated Financial Statements and Profit; Allocation

Gewinnverteilung

Artikel 31: Geschäftsjahr	Article 31: Fiscal Year

Der Verwaltungsrat legt das Geschäftsjahr fest.	The Board of Directors determines the fiscal year.

Artikel 32: Verteilung des Bilanzgewinns, Reserven	Article 32: Allocation of Profit Shown on the Annual Statutory Balance Sheet, Reserves

[1] Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der anwendbaren gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet der Generalversammlung seine Vorschläge betreffend die Behandlung sämtlicher Zuweisungen.	[1] The profit shown on the annual statutory balance sheet shall be allocated by the General Meeting of Shareholders in accordance with applicable law. The Board of Directors shall submit its proposals with respect to the treatment of any allocation to the General Meeting of Shareholders.

[2] Neben der gesetzlichen Reserve können weitere Reserven geschaffen werden.	[2] Further reserves may be taken in addition to the reserves required by law.

[3] Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen werden, fallen an die Gesellschaft und werden in die allgemeinen gesetzlichen Reserven verbucht.	[3] Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.

V. Auflösung, Liquidation	V. Winding-up and Liquidation

Artikel 33: Auflösung und Liquidation	Article 33: Winding-up and Liquidation

[1] Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	[1] The General Meeting of Shareholders may at any time resolve on the winding-up and liquidation of the Company pursuant to applicable law and the provisions set forth in these Articles of Association.

[2] Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Zivilrechtlichen Personen übertragen wird.	[2] The liquidation shall be effected by the Board of Directors, unless the General Meeting of Shareholders shall appoint other Persons as liquidators.

[3] Die Liquidation der Gesellschaft erfolgt nach Massgabe der gesetzlichen Vorschriften.	[3] The liquidation of the Company shall be effectuated pursuant to the statutory provisions.

[4] Nach erfolgter Tilgung der Schulden wird das Vermögen nach Massgabe der eingezahlten Beträge unter die Aktionäre verteilt, soweit diese Statuten nichts anderes vorsehen.	[4] Upon discharge of all liabilities, the assets of the Company shall be distributed to the shareholders pursuant to the amounts paid-up, unless these Articles of Association provide otherwise.

VI. Bekanntmachungen, Mitteilungen	VI. Announcements, Communications

Artikel 34: Bekanntmachungen, Mitteilungen	Article 34: Announcements, Communications

[1] Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.	[1] The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

[2] Soweit keine individuelle Benachrichtigung durch das Gesetz, börsengesetzliche Bestimmungen oder diese Statuten verlangt wird, gelten sämtliche Mitteilungen an die Aktionäre als gültig erfolgt, wenn sie im Schweizerischen Handelsamtsblatt veröffentlicht worden sind. Schriftliche Bekanntmachungen der Gesellschaft an die Aktionäre werden auf dem ordentlichen Postweg an die letzte im Aktienbuch verzeichnete Adresse des Aktionärs oder des bevollmächtigten Empfängers geschickt. Finanzinstitute, welche Aktien für wirtschaftlich Berechtigte halten und entsprechend im Aktienbuch eingetragen sind, gelten als bevollmächtigte Empfänger.	2 To the extent that individual notification is not required by law, stock exchange regulations or these Articles of Association, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient recorded in the share register. Financial institutions holding Shares for beneficial owners and recorded in such capacity in the share register shall be deemed to be authorized recipients.

VII. Verbindlicher Originaltext	VII. Original Language

Falls sich zwischen der deutsch- und der englischsprachigen Fassung dieser Statuten Differenzen ergeben, hat die deutschsprachige Fassung Vorrang.	In the event of deviations between the German and English version of these Articles of Association, the German text shall prevail.

VIII. Definitionen	VIII. Definitions

Artikel 35: Definitionen	Article 35: Definitions

Aktie	Shares

Der Begriff Aktie(n) hat die in Artikel 4 dieser Statuten aufgeführte Bedeutung.	The term Share(s) has the meaning assigned to it in Article 4 of these Articles of Association.

Ausserordentliche Generalversammlung	Extraordinary General Meeting

Der Begriff ausserordentliche Generalversammlung hat die in Artikel 14 Absatz 1 dieser Statuten aufgeführte Bedeutung.	The term Extraordinary General Meeting has the meaning assigned to it in Article 14 para. 1 of these Articles of Association.

Clearing Nominee	Clearing Nominee

Clearing Nominee bedeutet Nominees von Clearing Gesellschaften für Aktien (wie beispielsweise Cede & Co., der Nominee der Depository Trust Company, eine US securities and clearing agency), im Einklang mit den durch den Verwaltungsrat erlassenen Bestimmungen.	Clearing Nominee means nominees of clearing organizations for the Shares (such as Cede & Co., the nominee of the Depository Trust Company, a United States securities depositary and clearing agency) in accordance with regulations issued by the Board of Directors.

Eigentümer	Owner

Eigentümer(in), unter Einschluss der Begriffe Eigentum, halten, gehalten, Eigentümerschaft oder ähnlicher Begriffe, bedeutet, wenn verwendet mit Bezug auf Aktien, jede Zivilrechtliche Person, welche allein oder zusammen mit oder über Nahestehende Gesellschaften oder Nahestehende Personen:	Owner, including the terms Own, Owned and Ownership when used with respect to any Shares means a Person that individually or with or through any of its Affiliates or Associates:

(a) wirtschaftliche Eigentümerin dieser Aktien ist, ob direkt oder indirekt;	(a) beneficially Owns such Shares, directly or indirectly;

(b) (1) das Recht hat, aufgrund eines Vertrags, einer Absprache oder einer anderen Vereinbarung, oder aufgrund der Ausübung eines Wandel-, Tausch-, Bezugs- oder Optionsrechts oder anderweitig Aktien zu erwerben (unabhängig davon, ob dieses Recht sofort ausübbar ist oder nur nach einer gewissen Zeit); vorausgesetzt, dass eine Person nicht als Eigentümerin derjenigen Aktien gelten soll, die im Rahmen eines Übernahme- oder Umtauschangebots, das diese Zivilrechtliche Person oder eine dieser Zivilrechtlichen Person Nahestehende Gesellschaft oder Nahestehende Person gemacht hat, angedient werden, bis diese Aktien verbindlich zum Kauf oder Tausch akzeptiert werden; oder (2) das Recht hat, die Stimmrechte dieser Aktien aufgrund eines Vertrags, einer Absprache oder einer anderen Vereinbarung auszuüben; vorausgesetzt, dass eine Zivilrechtliche Person nicht als Eigentümerin von Aktien gilt, sofern ihr Recht, das Stimmrecht auszuüben auf einem Vertrag, einer Absprache oder einer anderen Vereinbarung beruht, welche(r) nur aufgrund einer widerruflichen Vollmacht (proxy) oder Zustimmung zustande gekommen ist, die in Erwiderung auf eine an 10 oder mehr Zivilrechtliche Personen gemachte diesbezügliche Aufforderung ergangen ist; oder
(b) has (1) the right to acquire such Shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Owner of Shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Shares are accepted for purchase or exchange; or (2) the right to vote such Shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any Shares because of such Person’s right to vote such Shares if the agreement, arrangement or understanding to vote such Shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(c) zwecks Erwerbs, Haltens, Stimmrechtsausübung (mit Ausnahme der Stimmrechtsausübung aufgrund einer widerruflichen Vollmacht (proxy) oder Zustimmung wie in diesen Statuten umschrieben) oder Veräusserung dieser Aktien mit einer anderen Person in einen Vertrag, eine Absprache oder eine andere Vereinbarung getreten ist, die direkt oder indirekt entweder selbst oder über ihr Nahestehende Gesellschaften oder Nahestehende Personen wirtschaftlich Eigentümerin dieser Aktien ist.
(c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in these Articles of Association), or disposing of such Shares with any other Person that beneficially Owns, or whose Affiliates or Associates beneficially Own, directly or indirectly, such Shares.

Generalversammlung	General Meeting of Shareholders

Der Begriff Generalversammlung hat die in Artikel 15 Absatz 1 dieser Statuten aufgeführte Bedeutung.	The term General Meeting of Shareholders has the meaning assigned to it in Article 15 para. 1 of these Articles of Association.

Gesamtstimmen	Total Voting Shares

Der Begriff “Gesamtstimmen” bedeutet die Gesamtzahl aller an einer Generalversammlung stimmberechtigen Aktien unabhängig davon, ob die stimmberechtigten Aktien an der Generalversammlung vertreten sind oder nicht.	Total Voting Shares means the total number of Shares entitled to vote at a General Meeting of Shareholders whether or not represented at such meeting.

Gesellschaft	Company

Der Begriff Gesellschaft hat die in Artikel 1 dieser Statuten aufgeführte Bedeutung.	The term Company has the meaning assigned to it in Article 1 of these Articles of Association.

Kontrolle	Control

Kontrolle, einschliesslich die Begriffe kontrollierend, kontrolliert von und unter gemeinsamer Kontrolle mit, bedeutet die Möglichkeit, direkt oder indirekt auf die Geschäftsführung und die Geschäftspolitik einer Person Einfluss zu nehmen, sei es aufgrund des Haltens von Stimmrechten, eines Vertrags oder auf andere Weise. Eine Person, welche 20% oder mehr der ausgegebenen oder ausstehenden Stimmrechte einer Kapitalgesellschaft, rechts- oder nicht- rechtsfähigen Personengesellschaft oder eines anderen Rechtsträgers hält, hat mangels Nachweises des Gegenteils unter Anwendung des Beweismasses der überwiegenden Wahrscheinlichkeit der Beweismittel vermutungsweise Kontrolle über einen solchen Rechtsträger. Ungeachtet des Voranstehenden gilt diese Vermutung der Kontrolle nicht, wenn eine Person in Treu und Glauben und nicht zur Umgehung dieser Bestimmung Stimmrechte als Stellvertreter (agent), Bank, Börsenmakler (broker), Nominee, Depotbank (custodian) oder Treuhänder (trustee) für einen oder mehrere Eigentümer hält, die für sich allein oder zusammen als Gruppe keine Kontrolle über den betreffenden Rechtsträger haben.	Control, including the terms controlling, controlled by and under common control with, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the Ownership of voting shares, by contract, or otherwise. A Person who is the Owner of 20% or more of the issued or outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have control of such entity.

Mit Umwandlungsrechten verbundene Obligationen	Rights-Bearing Obligations

Der Begriff mit Umwandlungsrechten verbundenen Obligationen hat die in Artikel 7 Absatz 1(a) dieser Statuten aufgeführte Bedeutung.	The term Rights-Bearing Obligations has the meaning assigned to it in Article 7 para. 1(a) of these Articles of Association.

Nahestehender Aktionäre	Interested Shareholder

Nahestehender Aktionär bedeutet jede Person (unter Ausschluss der Gesellschaft oder jeder direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird), (i) die Eigentümerin von 15% oder mehr des im Handelsregister eingetragenen Aktienkapitals (die eigenen Aktien der Gesellschaft davon ausgenommen) ist, oder (ii) die als Nahestehende Gesellschaft oder Nahestehende Person anzusehen ist und irgendwann in den drei unmittelbar vorangehenden Jahren vor dem Zeitpunkt, zu dem bestimmt werden muss, ob diese Person ein Nahestehender Aktionär ist, Eigentümerin von 15% oder mehr des im Handelsregister eingetragenen Aktienkapitals (die eigenen Aktien der Gesellschaft davon ausgenom	Interested Shareholder means any Person (other than the Company or any direct or indirect majority-Owned subsidiary of the Company) (i) that is the Owner of 15% or more of the share capital registered in the Commercial Register (excluding treasury shares) or (ii) that is an Affiliate or Associate of the Company and was the Owner of 15% or more of the share capital registered in the Commercial Register (excluding treasury shares) at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder, and also the Affiliates and Associates of such Person; provided, however, that the term Interested Shareholder shall not include any Person whose Ow

men) gewesen ist, ebenso wie jede Nahestehende Gesellschaft und Nahestehende Person dieser Person; vorausgesetzt, dass eine Person nicht als Nahestehender Aktionär gilt, die aufgrund von Handlungen, die ausschliesslich der Gesellschaft zuzurechnen sind, Eigentümerin von Aktien in Überschreitung der 15%- Beschränkung ist; wobei jedoch jede solche Person dann als Nahestehender Aktionär gilt, falls sie später zusätzliche Aktien erwirbt, ausser dieser Erwerb erfolgt aufgrund von weiteren Gesellschaftshandlungen, die weder direkt noch indirekt von dieser Person ausgehen. Zur Bestimmung, ob eine Person ein Nahestehender Aktionär ist, sind die als ausgegeben geltenden Aktien unter Einschluss der von dieser Person gehaltenen Aktien (unter Anwendung des Begriffs “Eigentümer” wie in diesen Statuten definiert) zu berechnen, jedoch unter Ausschluss von nichtausgegebenen Aktien, die aufgrund eines Vertrags, einer Absprache oder einer anderen Vereinbarung, oder aufgrund der Ausübung eines Wandel-, Bezugs- oder Optionsrechts oder anderweitig ausgegeben werden können.	nership of Shares in excess of the 15% limitation is the result of action taken solely by the Company; provided that such Person shall be an Interested Shareholder if thereafter such Person acquires additional Shares, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Shareholder, the Shares deemed to be in issue shall include Shares deemed to be Owned by the Person (through the application of the definition of Owner in these Articles of Association) but shall not include any other unissued Shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

Nahestehende Gesellschaft	Affiliate

Nahestehende Gesellschaft bedeutet jede Person, die direkt oder indirekt über eine oder mehrere Mittelspersonen eine andere Person kontrolliert, von einer anderen Person kontrolliert wird, oder unter gemeinsamer Kontrolle mit einer anderen Person steht.	Affiliate means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

Nahestehende Person	Associate

Nahestehende Person bedeutet, wenn verwendet zur Bezeichnung einer Beziehung zu einer Zivilrechtlichen Person, (i) jede Kapitalgesellschaft, rechts- oder nicht- rechtsfähige Personengesellschaft oder ein anderer Rechtsträger, von welcher diese Zivilrechtliche Person Mitglied des Leitungs- oder Verwaltungsorgans, der Geschäftsleitung oder Gesellschafter ist oder von welcher diese Person, direkt oder indirekt, Eigentümerin von 20% oder mehr einer Kategorie von Aktien oder anderer Anteilsrechte ist, die ein Stimmrecht vermitteln, (ii) jedes Treuhandvermögen (Trust) oder jede andere Vermögenseinheit, an der diese Zivilrechtliche Person wirtschaftlich einen Anteil von 20% oder mehr hält oder in Bezug auf welche diese Zivilrechtliche Person als Verwalter (trustee) oder in ähnlich treuhändischer Funktion tätig ist, und (iii) jeder Verwandte, Ehe- oder Lebenspartner dieser Person, oder jede Verwandte des Ehe- oder Lebenspartners, jeweils soweit diese den gleichen Wohnsitz haben wie diese Person.	Associate, when used to indicate a relationship with any Person, means (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of 20% or more of any class of voting shares, (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

OR	CO

Der Begriff OR hat die in Artikel 1 dieser Statuten aufgeführte Bedeutung.	The term CO has the meaning assigned to it in Article 1 of these Articles of Association.

Ordentliche Generalversammlung	Annual General Meeting

Der Begriff ordentliche Generalversammlung hat die in Artikel 13 dieser Statuten aufgeführte Bedeutung.	The term Annual General Meeting has the meaning assigned to it in Article 13 of these Articles of Association.

Organisationsreglement	By-Laws

Das erstmals am [ ] vom Verwaltungsrat erlassene Organisationsreglement, jeweils in seiner aktuellsten Fassung.	The By-Laws first released by the Board of Directors on [ ] in their most recent version.

SEC	SEC

Der Begriff SEC hat die in Artikel 9 Absatz 4 dieser Statuten aufgeführte Bedeutung.	The term SEC has the meaning assigned to it in Article 9 para. 4 of these Articles of Association.

Transfer Agent	Transfer Agent

Der Begriff Transfer Agent hat die in Artikel 8 Absatz 3 dieser Statuten aufgeführte Bedeutung.	The term Transfer Agent has the meaning assigned to it in Article 8 para. 3 of these Articles of Association.

Umwandlungsrechte	Rights

Der Begriff Umwandlungsrechte hat die in Artikel 7 Absatz 1(a) dieser Statuten aufgeführte Bedeutung.	The term Rights has the meaning assigned to it in Article 7 para. 1(a) of these Articles of Association.

Zivilrechtliche Person	Person

Zivilrechtliche Person bedeutet jede natürliche Person, Kapitalgesellschaft, rechts- oder nicht-rechtsfähige Personengesellschaft oder jeder andere Rechtsträger.	Person means any individual, corporation, partnership, unincorporated association or other entity.

Zusammenschluss	Business Combination

Zusammenschluss bedeutet, wenn im Rahmen dieser Statuten in Bezug auf die Gesellschaft oder einen Nahestehenden Aktionär der Gesellschaft verwendet:	Business Combination, when used in these Articles of Association in reference to the Company and any Interested Shareholder of the Company, means:

(a) jede Fusion oder andere Form des Zusammenschlusses der Gesellschaft oder einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, mit (1) dem Nahestehenden Aktionär oder (2) einer anderen Kapitalgesellschaft, rechts- oder nicht- rechtsfähigen Personengesellschaft oder einem anderen Rechtsträger, soweit diese Fusion oder
(a) any merger or consolidation of the Company or any direct or indirect majority-Owned subsidiary of the Company with (1) the Interested Shareholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder and as a result of such merger or consolidation Article 12(f) and Article 21 para. 3

andere Form des Zusammenschlusses durch den Nahestehenden Aktionär verursacht worden ist und als Folge dieser Fusion oder anderen Form des Zusammenschlusses Artikel 12(f) und Artikel 21 Absatz 3 dieser Statuten (sowie jede der dazu gehörigen Definition in diesen Statuten) oder im Wesentlichen gleiche Bestimmungen wie Artikel 12(f) und Artikel 21 Absatz 3 (sowie die dazugehörigen Definitionen in diesen Statuten) auf den überlebenden Rechtsträger nicht anwendbar sind;	of these Articles of Association (including the relevant definitions in these Articles of Association pertaining thereto) or a provision substantially the same as such Article 12(f) and Article 21 para. 3 (including the relevant definitions in these Articles of Association) are not applicable to the surviving entity;

(b) jeder Verkauf, jede Vermietung oder Verpachtung, jeder Tausch, jede hypothekarische Belastung oder andere Verpfändung, Übertragung oder andere Verfügung (ob in einer oder mehreren Transaktionen)von oder über Vermögenswerte(n) der Gesellschaft oder einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, an einen Nahestehenden Aktionär (ausser soweit der Zuerwerb unter einer der genannten Transaktionen proportional als Aktionär erfolgt), soweit diese Vermögenswerte einen Marktwert von 10% oder mehr entweder des auf konsolidierter Basis aggregierten Marktwertes aller Vermögenswerte der Gesellschaft oder des aggregierten Marktwertes aller dann ausgegebenen Aktien haben, unabhängig davon, ob eine dieser Transaktionen Teil einer Auflösung der Gesellschaft ist oder nicht;
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-Owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the Shares then in issue;

(c) jede Transaktion, die dazu führt, dass die Gesellschaft oder eine direkte oder indirekte Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, Aktien oder Tochtergesellschafts-Aktien an den Nahestehenden Aktionär ausgibt oder überträgt, es sei denn (1) aufgrund der Ausübung, des Tauschs oder der Wandlung von Finanzmarktinstrumenten, die in Aktien oder Aktien einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, ausgeübt, getauscht oder gewandelt werden können, vorausgesetzt, die betreffenden Finanzmarktinstrumente waren zum Zeitpunkt, in dem der Nahestehende Aktionär zu einem solchem wurde, bereits ausgegeben; (2) als Dividende oder Ausschüttung, oder aufgrund der Ausübung, des Tauschs oder der Wandlung von Finanzmarktinstrumenten, die in Aktien oder Aktien einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, ausgeübt, getauscht oder gewandelt werden können, vorausgesetzt, diese Finanzinstrumente werden allen Aktionäre anteilsmässig
(c) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority- Owned subsidiary of the Company of any Shares or shares of such subsidiary to the Interested Shareholder, except (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares or the shares of a direct or indirect majority-Owned subsidiary of the Company which securities were in issue prior to the time that the Interested Shareholder became such; (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares or the shares of a direct or indirect majority-Owned subsidiary of the Company which security is distributed, pro rata, to all shareholders subsequent to the time the Interested Shareholder became such; (3) pursuant to an exchange offer by the Company to purchase Shares made on the same terms to all holders of said Shares; or (4) any issuance or transfer of Shares by the Company; provided, however, that in no case

ausgegeben, nachdem der Nahestehende Aktionär zu einem solchem wurde; (3) gemäss einem Umtauschangebot der Gesellschaft, Aktien von allen Aktionären zu den gleichen Bedingungen zu erwerben; oder (4) aufgrund der Ausgabe oder der Übertragung von Aktien durch die Gesellschaft; vorausgesetzt, dass in keinem der unter (2) bis (4) genannten Fällen der proportionale Anteil des Nahestehenden Aktionärs an den Aktien erhöht werden darf;	under (2)-(4) above shall there be an increase in the Interested Shareholder’s proportionate interest in the Shares;

(d) jede Transaktion, in welche die Gesellschaft oder eine direkte oder indirekte Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, involviert ist, und die direkt oder indirekt dazu führt, dass der proportionale Anteil der vom Nahestehenden Aktionär gehaltenen Aktien, in Aktien wandelbare Obligationen oder Tochtergesellschafts-Aktien erhöht wird, ausser eine solche Erhöhung ist nur unwesentlich und die Folge eines Spitzenausgleichs für Fraktionen oder eines Rückkaufs oder einer Rücknahme von Aktien, soweit diese(r) weder direkt noch indirekt durch den Nahestehenden Aktionär verursacht wurde; oder
(d) any transaction involving the Company or any direct or indirect majority-Owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate interest in the Shares, or securities convertible into the Shares, or in the shares of any such subsidiary which is Owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any Shares not caused, directly or indirectly, by the Interested Shareholder; or

(e) jede direkte oder indirekte Gewährung von Darlehen, Vorschüssen, Garantien, Bürgschaften, oder garantieähnlichen Verpflichtungen, Pfändern oder anderen finanziellen Begünstigungen (mit Ausnahme einer solchen, die gemäss den Unterabschnitten (a) - (d) dieses Artikels ausdrücklich erlaubt ist sowie einer solchen, die proportional an alle Aktionäre erfolgt) durch die oder über die Gesellschaft oder eine direkte oder indirekte Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, an den Nahestehenden Aktionär.
(e) any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) - (d) immediately above) provided by or through the Company or any direct or indirect majority-Owned subsidiary of the Company.

IX. Übergangsbestimmung	IX. Transitional Provision

Sacheinlagevertrag	Contribution in Kind Agreement

Die Gesellschaft übernimmt bei der Kapitalerhöhung vom [●] von der Noble Corporation in Grand Cayman, Cayman Islands (“Noble-Cayman”), gemäss Sacheinlagevertrag vom (“Sacheinlagevertrag”) [●] Aktien (ordinary shares) der Noble-Cayman. Diese Aktien werden zu einem Übernahmewert von insgesamt Schweizer Franken [●] übernommen. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft einem Transfer Agent, handelnd auf Rechnung der Aktionäre der Noble-Cayman im Zeitpunkt unmittelbar vor Vollzug des Sacheinlagevertrages und im Namen und auf Rechnung der Noble-Cayman, insgesamt [●] voll ein	In connection with the capital increase of [●], and in accordance with the contribution in kind agreement dated as of [●] (the “Contribution in Kind Agreement”), the Company acquires [●] ordinary shares of Noble Corporation, Grand Cayman, Cayman Islands (“Noble- Cayman”). The shares of Noble-Cayman have a total value of Swiss Francs [●]. As consideration for this contribution, the Company issues to an exchange agent, acting for the account of the holders of ordinary shares of Noble-Cayman outstanding immediately prior to the completion of the Contribution in Kind Agreement and in the name and the account of

bezahlte Aktien mit einem Nennwert von insgesamt Schweizer Franken [●] aus. Die Gesellschaft weist die Differenz zwischen dem totalen Nennwert der ausgegebenen Aktien und dem Übernahmewert der Sacheinlage im Gesamtbetrag von Schweizer Franken [●] den Reserven der Gesellschaft zu.	Noble-Cayman, a total of [●] Shares with a total par value of Swiss Francs [●]. The difference between the aggregate par value of the issued Shares and the total value of the contribution in the amount of Swiss Francs [●] is allocated to the reserves of the Company.

[Ort], [Datum]	[Place], [date]

Inhaltsverzeichnis

I.	Allgemeine Bestimmungen	A-1
I.	General Provisions	A-1
	Artikel 1: Firma, Sitz, Dauer	A-1
	Article 1: Corporate Name, Registered Office, Duration	A-1
	Artikel 2: Zweck	A-1
	Article 2: Purpose	A-1
	Artikel 3: Dauer	A-1
	Article 3: Duration	A-1
II.	Aktienkapital	A-2
II.	Share Capital	A-2
	Artikel 4: Anzahl Aktien, Nominalwert, Art	A-2
	Article 4: Number of Shares, Par Value, Type	A-2
	Artikel 5: Anerkennung der Statuten	A-2
	Article 5: Recognition of Articles	A-2
	Artikel 6: Genehmigtes Aktienkapital	A-2
	Article 6: Authorized Share Capital	A-2
	Artikel 7: Bedingtes Aktienkaptial	A-4
	Article 7: Conditional Share Capital	A-4
	Artikel 8: Aktienzertifikate	A-6
	Article 8: Share Certificates	A-6
	Artikel 9: Aktienbuch, Rechtsausübung, Eintragungsbeschränkungen, Nominees	A-7
	Article 9: Share Register, Restrictions on Registration, Nominees	A-7
	Artikel 10: Rechtsausübung	A-9
	Article 10: Exercise of Rights	A-9
III.	Organe und Organisation der Gesellschaft	A-9
III.	Corporate Bodies and Organization of the Company	A-9
	Artikel 11: Gesellschaftsorgane	A-9
	Article 11: Corporate Bodies	A-9
	A. Generalversammlung	A-9
	A. General Meeting of the Shareholders	A-9
	Artikel 12: Befugnisse	A-9
	Article 12: Authority	A-9
	Artikel 13: Ordentliche Generalversammlung	A-10
	Article 13: Annual General Meeting	A-10
	Artikel 14: Ausserordentliche Generalversammlung	A-10
	Article 14: Extraordinary General Meeting	A-10
	Artikel 15: Einberufung der Generalversammlung	A-11
	Article 15: Notice of Shareholders’ Meetings	A-11
	Artikel 16: Traktandierung; Nominierungen	A-12
	Article 16: Agenda; Nominations	A-12
	Artikel 17: Vorsitz der Generalver-sammlung, Protokoll, Stimmenzähler	A-13
	Article 17: Acting Chair, Minutes, Vote Counters	A-13
	Artikel 18: Recht auf Teilnahme, Vertretung der Aktionäre	A-14

	Article 18: Right to Participation and Representation	A-14
	Artikel 19: Stimmrechte	A-14
	Article 19: Voting Rights	A-14
	Artikel 20: Beschlüsse und Wahlen: Mehrheitserfordernisse	A-15
	Article 20: Resolutions and Elections: Voting Requirements	A-15
	Artikel 21: Besonderes Stimmen Quorum	A-16
	Article 21: Special Vote	A-16
	Artikel 22: Präsenzquorum	A-19
	Article 22: Presence Quorum	A-19
	B. Verwaltungsrat	A-19
	B. Board of Directors	A-19
	Artikel 23: Anzahl Verwaltungsräte	A-19
	Article 23: Number of Directors	A-19
	Artikel 24: Amtsdauer	A-20
	Article 24: Term of Office	A-20
	Artikel 25: Organisation des Verwaltungsrats, Entschädigung	A-20
	Article 25: Organization of the Board, Remuneration	A-20
	Artikel 26: Befugnisse des Verwaltungsrats	A-21
	Article 26: Specific Powers of the Board	A-21
	Artikel 27: Kompetenzdelegation	A-22
	Article 27: Delegation of Powers	A-22
	Artikel 28: Sitzung des Verwaltungsrats	A-22
	Article 28: Meeting of the Board of Directors	A-22
	Artikel 29: Zeichnungsberechtigung	A-22
	Article 29: Signature Power	A-22
	C. Revisionsstelle	A-22
	C. Auditor	A-22
	Artikel 30: Amtsdauer, Befugnisse und Pflichten	A-22
	Article 30: Term, Power, Duties	A-22
IV.	Jahresrechnung, Konzernrechnung und Gewinnverteilung	A-22
IV.	Annual Statutory Financial Statements, Consolidated Financial Statements and Profit	A-23
	Artikel 31: Geschäftsjahr	A-23
	Article 31: Fiscal Year	A-23
	Artikel 32: Verteilung des Bilanzgewinns, Reserven	A-23
	Article 32: Allocation of Profit Shown on the Annual Statutory Balance Sheet, Reserves	A-22
V.	Auflösung, Liquidation	A-23
V.	Winding-up and Liquidation	A-23
	Artikel 33: Auflösung und Liquidation	A-23
	Article 33: Winding-up and Liquidation	A-23
VI.	Bekanntmachungen, Mitteilungen	A-23
VI.	Announcements, Communications	A-23
	Artikel 34: Bekanntmachungen, Mitteilungen	A-23
	Article 34: Announcements, Communications	A-23
VII.	Verbindlicher Originaltext	A-24
VII.	Original Language	A-24

VIII.	Definitionen	A-24
VIII.	Definitions	A-24
	Artikel 35: Definitionen	A-24
	Article 35: Definitions	A-24
IX.	Übergangsbestimmung	A-30
IX.	Transitional Provision	A-30
Sacheinlagevertrag		A-30
Contribution in Kind Agreement		A-30

Exhibit B

By-Laws

of

Noble Corporation,

a Swiss corporation with its registered office in Baar,
Canton of Zug, Switzerland

1.	Scope and Basis

1.1 General

These organizational by-laws (the “By-Laws”) are enacted by the board of directors of Noble Corporation (the “Company”) pursuant to article 716b of the Swiss Code of Obligations (the “CO”) and Articles 25, 27 and 29 of the Company’s Articles of Association (the “Articles of Association”). These By-Laws govern the internal organization as well as the duties, powers and responsibilities of the executive bodies of the Company.

1.2 Organization

For the purposes of these By-Laws, the group (the “Group”) shall mean the Company and all companies in which the Company holds directly or indirectly a majority of the voting rights or has the right to appoint a majority of the members of the board of directors. The executive bodies of the Company shall duly respect the legal independence of all Group companies and the local law applicable to them.

1.3 Interpretation

Words importing the singular number shall also include the plural number and vice-versa.

Words importing the masculine gender shall also include the feminine gender.

2.	Corporate Organization

The Company shall have the following functions and committees:

(a) the board of directors (the “Board”);

(b) the chairman of the Board (the “Chairman”);

(c) the board committees established from time to time pursuant to these By-Laws (the “Board Committees”);

(d) the chief executive officer (the “Chief Executive Officer”);

(e) the president (the “President”);

(f) the Executive Management of the Company (the “Executive Management”);

(g) a secretary (the “Secretary”); and

(h) if the Secretary is unable to act, an assistant secretary (the “Assistant Secretary”).

3.	The Board

3.1 Constitution

The Board shall elect from among its members one Chairman. It may elect one or more Vice-Chairmen. It shall further appoint a Secretary who does not need to be a member of the Board (a “Director”). The Secretary shall keep the minutes of the General Meetings of Shareholders and the meetings of the Board and give notice of such meetings and shall perform like duties for the Board Committees when so required. In the case of the absence of the Secretary or his inability to act, any Assistant Secretary (or, in the case of keeping minutes of the General Meeting of Shareholders or the meetings of the Board, any other person designated by the presiding officer of such meeting) may act in the Secretary’s place.

3.2 Board Composition

(a) In selecting candidates for Board membership the Board shall give due consideration the governance framework set forth in the Corporate Governance Guidelines of the Company.

(b) Each Director shall be at least 21 years of age. A person shall be eligible to be elected to the Board until the annual general meeting of the Company next succeeding such person’s 72nd birthday, and any person serving as Director on such person’s 72nd birthday shall be eligible to complete such person’s term as such. Directors need not be shareholders of the Company.

3.3 Powers and Duties

3.3.1 The Board is the ultimate executive body of the Company and shall determine the principles of the business strategy and policies. The Board shall exercise its function as required by law, the Articles of Association and these By-Laws.

3.3.2 The Board shall be authorized to pass resolutions on all matters that are not reserved to the General Meeting of Shareholders or to other executive bodies by applicable law, the Articles of Association or these By-Laws.

3.3.3 The Board has the following powers and duties, among others:

(a) the ultimate direction of the Company and the issuance of the necessary guidelines in accordance with applicable law and regulations;

(b) the determination of the Company’s organizational structure, including the promulgation and the amendment of these By-Laws;

(c) the determination of the Company’s accounting principles, financial control and financial planning;

(d) the ultimate supervision of the persons entrusted with the management of the Company, in particular with regard to their compliance with applicable law, the Articles of Association, these By-Laws and other applicable instructions and guidelines;

(e) the review and approval of the business report and the financial statements of the Company as well as the preparation of the General Meeting of Shareholders and the implementation of its resolutions;

(f) the adoption of resolutions concerning an increase in the share capital of the Company to the extent that such power is vested in the Board (article 651 para. 4 CO) and of resolutions concerning the confirmation of capital increases and corresponding amendments to the Articles of Association, as well as making the required report on the capital increase;

(g) the withdrawal or limitation of any preemptive rights or preferential subscription rights, as applicable;

(h) the notification of the court if the liabilities of the Company exceed the assets of the Company (article 725 CO);

(i) the establishment of the Company’s dividend policy;

(j) the proposal to the General Meeting of Shareholders to increase or decrease the size of the board and of candidates for election or reelection to the Board, upon recommendation of the Nominating and Corporate Governance Committee;

(k) the response to any takeover offer for the Company;

(l) the establishment of any code of ethics and business practice;

(m) the determination of any membership and terms of reference of any Board Committees;

(n) the approval of any agreements to which the Company is a party relating to mergers, demergers, transformations and/or transfer of assets, to the extent required pursuant to the Swiss Merger Act or the CO;

(o) the appointment and removal of the Chairman (giving due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company) and the Secretary, the members of Board Committees and the Executive Management, as well as the determination of their signatory power (see Sections 6.1, 7.1 and 8.1);

(p) the approval of the annual investment and operating budget; and

(q) the approval of share buybacks of the Company.

3.4 Delegation of Management

To the extent permitted by applicable law and stock exchange rules, the Board herewith delegates, in the sense of article 716b CO, the management of the Company to the Chief Executive Officer and the Executive Management.

3.5 Meetings

3.5.1 The Board shall meet together for the dispatch of business, convening, adjourning and otherwise regulating its meetings as it thinks fit. The Board shall give due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company.

3.5.2 Regularly scheduled meetings of the Board may be held at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the Chairman, the Chief Executive Officer, the President or a majority of the Board. Any Director may request that the Chairman convene a meeting as soon as practicable, subject to providing a reason for so requesting a meeting.

3.5.3 No notice need be given of any regular meeting of the Board or of any adjourned meeting of the Board.

3.5.4 Notice of each special meeting of the Board shall be given to each Director either by first class United States mail, or if notice is sent from a country other than the United States of America, by a mail service equivalent to first class United States mail, at least three days before the meeting, by “overnight” or other express delivery service at least two days before the meeting, or by telegram, telex, cable, telecopy, facsimile, personal written delivery, email or telephone at least one day before the meeting. Any notice given by telephone shall be immediately confirmed by telegram, telex, cable, telecopy, facsimile, or email. Notices are deemed to have been given: by mail, when deposited in the mail with postage prepaid; by “overnight” or other express delivery service, the day after sending; by telegram, telex, or cable, at the time of sending; by telecopy or facsimile, upon receipt of a transmittal confirmation; and by personal delivery, email or telephone, at the time of delivery. Written notices shall be sent to a Director at the address or email address designated by such Director for that purpose or, if none has been so designated, at such Director’s last known residence, business or email address. Notices need not state the purpose of the meeting. No notice need be given to any Director who signs a written waiver thereof or who attends the meeting without protesting the lack of notice. Notices need not state the purpose of the meeting. Attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except when a Director attends and makes it known that he is attending for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully convened, and such purpose is duly recorded in the minutes of such meeting.

3.5.5 Any one or more Directors or member of any Board Committee may participate in a meeting of the Board or Board Committee by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

3.6 Attendance Quorum; Resolutions and Minutes

3.6.1 The attendance quorum necessary for the transaction of the business of the Board shall be a majority of the whole Board. No attendance quorum shall be required for resolutions of the Board providing for the confirmation of a capital increase or for the amendment of the Articles of Association in connection therewith. In absence of a quorum, a majority of the Directors present may adjourn the meeting to another time and place.

3.6.2 The Board shall pass its resolutions with the majority of the votes cast by the Directors present at a meeting at which the attendance quorum of Section 3.6.1 above is satisfied. The Chairman shall have no casting vote but shall have the same vote as each other Director.

3.6.3 Resolutions of the Board or any Board Committee may be passed without a meeting by way of written consent by a majority of the whole Board or any Board Committee, as applicable; provided that no Director requests oral deliberations regarding such resolutions within two calendar days after the respective circular resolution has been sent out to the Directors; and provided further, that if resolutions are passed without a meeting by way of unanimous written consent of the whole Board or any Board Committee, the resolutions shall be effective immediately without regard to requests for oral deliberations. A resolution in writing (in one or more counterparts) signed by a majority of the whole Board or any Board Committee, as applicable (including signed copies sent by facsimile or email), shall be as valid and effectual as if it had been passed at a meeting of the Board or Board Committee, as the case may be, duly convened and held.

3.6.4 The Board shall cause minutes to be made for the purpose of recording the proceedings at all meetings of the Board and the Board Committees, respectively. The minutes shall be signed by the acting chairman and the Secretary and must be approved by the Board.

3.7 Information and Reporting

3.7.1 At Board meetings, each Director is entitled to request and receive from other Directors and from the Chief Executive Officer information on all affairs of the Company.

3.7.2 Outside of Board meetings, each Director may request information from the Chief Executive Officer on the general course of business and, upon approval of the Chairman, each Director may obtain information on specific transactions and/or access to business documents.

3.8 Compensation

Each Director shall be entitled to receive as compensation for such Director’s services as a Director or Board Committee member or for attendance at meetings of the Board or a Board Committee, or both, such amounts (if any) as shall be fixed from time to time by the Board or the Compensation Committee. In determining Directors’ compensation, the Board shall give due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company as well as the recommendations of the Compensation Committee. Each Director shall be entitled to reimbursement for reasonable traveling expenses incurred by such Director in attending any such meeting.

3.9 Conflicts of Interest

3.9.1 A Director may hold any other office (other than as an outside auditor of the Company) or place of profit with the Company in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine.

3.9.2 Subject to Sections 3.9.4 and 3.9.5 below, a Director may act by himself or for his firm in a professional capacity for the Company (other than as an outside auditor of the Company), and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided, however, that (i) he has disclosed his interest in the transaction at the first meeting held to consider the transaction or as soon thereafter as he becomes interested in the transaction, and (ii) that any professional services by a Director or his firm for the account of the Company shall be made at arm’s length terms.

3.9.3 Subject to Sections 3.9.4 and 3.9.5 below, a Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder, member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

3.9.4 Subject to any applicable law or regulation to the contrary, a Director shall not be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established; provided, however, that (i) he has disclosed his interest in the transaction at the first meeting held to consider the transaction or as soon thereafter as he becomes interested in the transaction and (ii) he complies with the duty to abstain as set forth in Section 3.9.5 below.

3.9.5 Directors shall disclose any Conflicting Interest at a meeting of the Board and abstain from exercising their voting rights in matters involving a Conflicting Interest (as defined in Section 3.9.6 below). If a Director is required to abstain from voting in a matter, he shall not be counted in the quorum of the meeting in question. In addition, such Director shall use his best efforts to ensure that he does not receive any confidential information with respect to such transaction.

3.9.6 “Conflicting Interest” shall mean the special interest the Director has with respect to a transaction due to the fact that the Director or a Related Person (as defined in Section 3.9.7 below) has a financial or non-financial interest in, or is otherwise closely linked to, the transaction, and such interest is of such significance to the Director or a Related Person that the interest would reasonably be expected to interfere with the Director’s judgment if he were called upon to vote on the transaction.

3.9.7 “Related Person” means:

(a) the spouse (or a parent or sibling thereof) of the Director, or a child, grandchild, sibling or parent (or spouse of any thereof) of the Director, or an individual having the same home as the Director, or trust or estate of which an individual specified in this Section 3.9.7(a) is a substantial beneficiary;

(b) a trust, estate, incompetent or minor of which the Director is a trustee, administrator or guardian; or

(c) one of the following persons or entities: (i) an entity of which the Director is a director, general partner, agent, major shareholder or employee; (ii) a person that controls one or more of the entities specified in Section 3.9.7(a) or an entity that is controlled by, or is under common control with, one or more of the entities specified in Section 3.9.7(a) or (iii) an individual who is a general partner, principal or employer of the Director.

4.	Chairman

4.1 Power and Duties

4.1.1 The Chairman shall preside at all meetings of the Board.

4.1.2 Further, the Chairman has the following powers and duties:

(a) contact with the Chief Executive Officer between Board meetings in order to be informed about important business developments;

(b) preparing the agenda for the General Meetings of Shareholders and Board meetings;

(c) presiding over the General Meetings of Shareholders and Board meetings;

(d) informing the full Board without delay of material extraordinary events; and

(e) any other matters reserved by law, the Articles of Association or these By-Laws to the Chairman.

4.1.3 Should the Chairman be unable or unavailable to exercise his functions, his functions shall be assumed by the Vice Chairman, if one has been elected, or if the latter has not been elected or should also be unable or unavailable, another Director appointed by the Board.

5.	Board Committees

5.1 General

5.1.1 The Board may, by resolution passed by a majority of the whole Board, designate one or more Board Committees, each Board Committee to consist of one or more of the Directors, as designated by the Board. The Board may designate one or more alternate Directors as members of any Board Committee, who may replace any absent member at any meeting of the Board Committee. In the absence of a member of a Board Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent member. At all meetings of any Board Committee, a majority of its members (or the member, if only one) shall constitute a quorum for the transaction of business, and the act of a majority of the members present shall be the act of any such Board Committee, unless otherwise specifically provided by law, the Articles of Association or these By-Laws. The Board shall have the power at any time to change the number and members of any such Board Committee, to fill vacancies and to discharge any such Board Committee either with or without cause.

5.1.2 Sections 3.5.3, 3.5.4, 3.6.2 and 3.6.3 above with respect to notice of, and participation in, meetings of the Board shall apply also to meetings of Board Committees, unless different provisions shall be prescribed by the Board. Each Board Committee shall serve at the pleasure of the Board. It shall keep minutes of its meetings and report the same to the Board and shall observe such procedures as are prescribed by the Board.

5.1.3 Any Board Committee, to the extent provided by the provisions set forth herein but subject to any limitation imposed by the CO, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.

5.2 Individual Board Committees

The Board Committees shall be:

(a) the Audit Committee;

(b) the Compensation Committee;

(c) the Nominating and Corporate Governance Committee; and

(d) any other Board Committees designated by the Board.

6.	Chief Executive Officer

6.1 Powers and Duties

(a) The Chief Executive Officer shall have the general control and management of the business and affairs of the Company, subject to the direction and control of the Board. The Chief Executive Officer shall see that all orders and resolutions of the Board are carried into effect, and shall exercise or perform such other powers and duties as may from time to time be assigned to the Chief Executive Officer by the Board or any Board Committee empowered to authorize the same. The Chief Executive Officer may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Board or any Board Committee empowered to authorize the same.

7.	President

The President shall exercise or perform such powers and duties as may from time to time be assigned to the President by the Chief Executive Officer or the Board. The President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Chief Executive Officer, the Board or any Board Committee empowered to authorize the same.

8.	Executive Management, Officers

8.1 Composition

Each Vice President shall have such powers and duties as shall be prescribed by the Chief Executive Officer, the President, the Chairman or the Board. Any Vice President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Board or any Board Committee empowered to authorize the same.

The Treasurer shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the Chief Executive Officer, the President, the Chairman or the Board.

In addition to the duties set forth in Section 3.1, it shall be the duty of the Secretary to act as secretary at all meetings of the Board and to record the proceedings of such meetings in a book or books to be kept for that purpose; the Secretary shall see that all notices required to be given by the Company are duly given and served; the Secretary shall be custodian of the seal of the Company and shall affix the seal or cause it to be affixed to all certificates of shares of the Company (unless the seal of the Company on such certificates shall be a facsimile, as hereinafter provided) and to all documents, the execution of which on behalf of the Company under its seal is duly authorized in accordance with the provisions of the Articles of Association or these By-Laws. The Secretary shall have charge of the register of shareholders and also of the other books, records and papers of the Company and shall see that the reports, statements and other documents required by law are properly kept and filed; and the Secretary shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to such person by the Chief Executive Officer, the President, the Chairman or the Board.

The Controller shall perform all of the duties incident to the office of the Controller and such other duties as from time to time may be assigned to such person by the Chief Executive Officer, the President, the Chairman or the Board.

The Assistant Treasurers, the Assistant Secretaries and the Assistant Controllers shall perform such duties as shall be assigned to them by the Treasurer, Secretary or Controller, respectively, or by the Chief Executive Officer, the President, the Chairman or the Board.

The Board may from time to time authorize any officer to appoint and remove any other officer or agent and to prescribe such person’s authority and duties. Any person may hold at one time two or more offices. Each officer shall have such authority and perform such duties, in addition to those specified in these By-Laws, as may be prescribed by the Board from time to time.

8.2 Powers and Duties

The Executive Management supports the Chief Executive Officer in the discharge of his powers and duties. It has consultative and coordinating functions.

8.3 Term of Office

Each officer shall hold office for the term for which appointed by the Board, and until the officer’s successor has been appointed and qualified or until such officer’s earlier resignation or removal. Any officer may be removed by the Board, with or without cause. The election or appointment of an officer shall not in and of itself create contractual rights against the Company. Any officer may resign at any time by giving written notice to the Board or the Secretary. Any such resignation shall take effect at the time specified therein or, if such time is not specified therein, then upon receipt of such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

9.	Director Emeritus

The Board may appoint one or more directors emeritus as it shall from time to time determine. Each director emeritus appointed shall hold office at the pleasure of the Board. A director emeritus shall be entitled, but shall have no obligation, to attend and be present at the meetings of the Board, although a meeting of the Board may be held without notice to any director emeritus and no director emeritus shall be considered in determining whether a quorum of the Board is present. A director emeritus shall advise and counsel the Board on the business and operations of the Company as requested by the Board; however, a director emeritus shall not be entitled to vote on any matter presented to the Board. A director emeritus, in consideration of such person serving as a director emeritus, shall be entitled to receive from the Company such compensation for attendance at meetings of the Board as the Board shall from time to time determine. In addition, a director emeritus shall be entitled to receive from the Company reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person’s duties as a director emeritus.

10.	General Provisions

10.1 Fair Price Provision

The Board shall not, to the extent it is within its power, take or permit to be taken any of the following actions:

(a) any merger or consolidation of the Company with (i) any Interested Shareholder or (ii) any other company (whether or not itself an Interested Shareholder) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder; or

(b) (i) any sale, lease, exchange, mortgage, pledge, transfer, dividend or distribution (other than on a pro rata basis to all shareholders) or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the Company or of any Subsidiary having an aggregate Fair Market Value of US$1,000,000 or more, or (ii) any merger or consolidation of any Subsidiary of the Company having assets with an aggregate Fair Market Value of US$1,000,000 or more with (A) any Interested Shareholder or (B) any other company (whether or not itself an Interested Shareholder) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder; or

(c) the issuance or transfer by the Company or any Subsidiary (in one transaction or a series of transactions) to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any securities of the Company or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of US$1,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Company or any Subsidiary; or

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(e) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder), that in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of shares or securities convertible into shares of the Company or any Subsidiary that is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(f) any series or combination of transactions directly or indirectly having the same effect as any of the foregoing; or

(g) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing;

without the affirmative vote of the holders of at least 80% of the total number of shares entitled to vote at a General Meeting of Shareholders whether or not represented at such meeting (“Voting Shares”), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by these By-Laws or in any agreement with any national securities exchange or otherwise.

The term “Business Combination” as used in this Section 10 shall mean any transaction that is referred to in any one or more of the preceding paragraphs (a) through (g) of this Section 10.1.

10.2 Exemptions from Section 10.1

The provisions of one or more of the preceding paragraphs (a) through (g) of Section 10.1 shall not be applicable to any particular Business Combination, if all the conditions specified in either of the following paragraphs (a) or (b) of this Section 10.2 are met:

(a) such Business Combination shall have been approved by a majority of the Disinterested Directors; or

(b) all of the six conditions specified in the following clauses (i) through (vi) shall have been met:

i. the transaction constituting the Business Combination shall provide for a consideration to be received by holders of the Common Shares in exchange for all their Common Shares, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the higher of the following:

(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any Common Shares beneficially owned by the Interested Shareholder that were acquired (I) within the two-year period immediately prior to the Announcement Date or (II) in the transaction in which it became an Interested Shareholder, whichever is higher; and

(B) the Fair Market Value per Common Share on the Announcement Date or on the Determination Date, whichever is higher; and

ii. the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class or series of outstanding Voting Shares other than Common Shares in exchange for all their shares of such Voting Shares, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of shares of such Voting Shares in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every class and series of such outstanding Voting Shares, whether or not the Interested Shareholder beneficially owns any shares of a particular class or series of Voting Shares):

(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class or series of Voting Shares beneficially owned by the Interested Shareholder that were acquired (I) within the two-year period immediately prior to the Announcement Date or (II) in the transaction in which it became an Interested Shareholder, whichever is higher;

(B) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company; and

(C) the Fair Market Value per share of such class or series of Voting Shares on the Announcement Date or on the Determination Date, whichever is higher; and

iii. the consideration to be received by holders of a particular class or series of outstanding Voting Shares (including any Common Shares) shall be in cash or in the same form as was previously paid in order to acquire shares of such class or series of Voting Shares that are beneficially owned by the Interested Shareholder, and if the Interested Shareholder beneficially owns shares of any class or series of Voting Shares that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Shares shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Shares beneficially owned by it; and

iv. after such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:

(A) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any outstanding preferred shares or any class or series of shares having a preference over the Common Shares as to dividends or upon liquidation;

(B) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Shares (except as necessary to reflect any subdivision of the Common Shares), except as approved by a majority of the Disinterested Directors, and (II) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding Common Shares, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and

(C) such Interested Shareholder shall not have become the beneficial owner of any additional Voting Shares except as part of the transaction that resulted in such Interested Shareholder becoming an Interested Shareholder; and

v. after such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company, whether in anticipation of or in connection with such Business Combination or otherwise; and

vi. a proxy or information statement describing the proposed Business Combination and complying with the requirements of the U.S. Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the Company at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

10.3 Definitions for purposes of this Section 10

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the U.S. Securities Exchange Act of 1934, as in effect on January 1, 2009.

(b) “Announcement Date” means the date of first public announcement of the proposal of the Business Combination.

(c) A person shall be a “beneficial owner” of any Voting Shares:

i. that such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

ii. that such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or to direct the vote pursuant to any agreement, arrangement or understanding; or

iii. that are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

(d) “Common Shares” means common shares of the Company, par value [     ] per share.

(e) “Determination Date” means the date on which the Interested Shareholder became an Interested Shareholder.

(f) “Disinterested Director” means any Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a Director prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

(g) “Fair Market Value” means:

i. in the case of shares or stock, the highest closing sale price during the 30-day period immediately preceding the date in question of such share or stock on the New York Stock Exchange Composite Tape, or, if such share or stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such share or stock is not listed on such exchange, on the principal United States securities exchange registered under the U.S. Securities Exchange Act of 1934 on which such share or stock is listed, or, if such share or stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to such share or stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such prices or quotations are available, the fair market value on the date in question of a share of such share or stock as determined by a majority of the Disinterested Directors in good faith; and

ii. in the case of property other than cash or shares or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

(h) “Interested Shareholder” shall mean any person (other than the Company or any Subsidiary) who or that:

i. is the beneficial owner, directly or indirectly, of five percent or more of the combined voting power of the then outstanding Voting Shares; or

ii. is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of five percent or more of the combined voting power of the then outstanding Voting Shares; or

iii. is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Shares that were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the U.S. Securities Act of 1933.

For the purposes of determining whether a person is an Interested Shareholder, the number of Voting Shares deemed to be outstanding shall include shares deemed owned by such person through application of paragraph (c) of this Section 10.3 but shall not include any other Voting Shares that may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

(i) A “person” shall mean any individual, firm, corporation, company, partnership, trust or other entity.

(j) “Subsidiary” shall mean any company a majority of whose outstanding shares or stock having ordinary voting power in the election of Directors is owned by the Company, by a Subsidiary or by the Company and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (h) of this Section 10.3, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is owned by the Company, by a Subsidiary or by the Company and one or more Subsidiaries.

10.4 Disinterested Shareholders

A majority of the Disinterested Directors of the Company shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Section 10, including, without limitation, (a) whether a person is an Interested Shareholder, (b) the number of Voting Shares beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether the requirements of Section 10.2 have been met with respect to any Business Combination, and (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of US$1,000,000 or more; and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Section 10.

11.	General

11.1 Signatory Power

The Directors, officers and other persons authorized to represent the Company and the Subsidiaries shall have single or joint signatory power, as determined appropriate by the Board.

11.2 Insurance

The Company may procure directors’ and officers’ liability insurance for the Directors and for officers of the Company. Any costs of insurance shall be charged to the Company or its Subsidiaries.

11.3 Fiscal Year

The fiscal year of the Company shall start on January 1 and end on December 31.

12.	Final Provisions

12.1 Effectiveness

These By-Laws shall become effective upon approval by the Board.

12.2 Change of or Amendments to these By-Laws

Any change of or amendment to these By-Laws shall only be valid if the Board approved such change or amendment with the attendance quorum and the majority as set forth in Sections 3.6.1, 3.6.2 and 3.6.3, respectively.

Exhibit C
Stock Plans
1991 Stock Option and Restricted Stock Plan
Second Amended and Restated 1992 Plan for Non-Employee Directors
Equity Compensation Plan for Non Employee Directors
401(k) Savings Plan
401(k) Savings Restoration Plan
Salaried Employees’ Retirement Plan
International Employees Retirement Savings Plan

C-1